---------------------------------------


                      AGREEMENT AND PLAN OF REORGANIZATION

                            DATED AS OF JULY 24, 1997

                                      AMONG

                        INTEGRATED HEALTH SERVICES, INC.,
                         INTEGRATED AG ACQUISITION, INC.

                                       AND

                             ARCADIA SERVICES, INC.

                                       AND

                                HERBERT GRAEBNER

                                       AND

                                LEONARD BELLINSON

                                       AND

                                    COMMITTEE

                     ---------------------------------------

                                TABLE OF CONTENTS
                                                                            PAGE

ARTICLE I: MERGER..............................................................1
         1.1      Merger.......................................................1
         1.2      Taking of Necessary Action...................................2

ARTICLE II: CONVERSION.........................................................2
         2.1      Conversion of Stock..........................................2
         2.2      Adjustments to the Merger Consideration......................3
         2.3      General Escrow...............................................4
         2.4      Arizona Litigation and Arizona Escrow........................6
         2.5      Assets.......................................................7
         2.6      Liabilities..................................................7

ARTICLE III:  IHS STOCK........................................................8
         3.1      IHS Stock....................................................8

ARTICLE IV:  THE CLOSING......................................................13
         4.1      Time and Place of Closing...................................13
         4.2      Filings at Closing..........................................13
         4.3      Effective Time..............................................13

ARTICLE V:  REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL
         SELLERS AND ARCADIA..................................................13
         5.1      Organization and Standing of Arcadia........................13
         5.2      Absence of Conflicting Agreements...........................14
         5.3      Consents....................................................14
         5.4      Arcadia Stock...............................................14
         5.5      Assets......................................................14
         5.6      Trademarks..................................................15
         5.7      Contracts...................................................15
         5.8      Financial Statements........................................16
         5.9      Material Changes............................................17
         5.10     Licenses; Permits; Certificates of Need.....................17
         5.11     Title, Condition of Personal Property.......................18
         5.12     Legal Proceedings...........................................19
         5.13     Employees...................................................19
         5.14     Collective Bargaining, Labor Contracts, Employment
                  Practices, Etc..............................................19
         5.15     ERISA.......................................................20
         5.16     Insurance and Surety Agreements.............................21
         5.17     Relationships...............................................21


                                       (i)

         5.18     Absence of Certain Events...................................21
         5.19     Compliance with Laws........................................23
         5.20     Finders.....................................................23
         5.21     Tax Returns.................................................24
         5.22     Encumbrances Created by this Agreement......................24
         5.23     Subsidiaries and Joint Ventures.............................24
         5.24     No Untrue Statement.........................................24
         5.25     Medicare and Medicaid Programs..............................24
         5.26     Leasehold Interests.........................................24
         5.27     Power and Authority.........................................25
         5.28     Binding Effect..............................................25
         5.29     Questionnaires..............................................25
         5.30     Questionable Payments.......................................25

ARTICLE VI:  REPRESENTATIONS AND WARRANTIES OF PRINCIPAL SELLERS
          ....................................................................25
         6.1      Authority...................................................25
         6.2      Binding Effect..............................................25
         6.3      Absence of Conflicting Agreements...........................25
         6.4      Consents....................................................26
         6.5      Ownership of Arcadia Stock..................................26

ARTICLE VII:  REPRESENTATIONS AND WARRANTIES OF BUYER AND NEWCO
          ....................................................................26
         7.1      Organization and Standing...................................26
         7.2      Power and Authority.........................................26
         7.3      Binding Agreement...........................................26
         7.4      Absence of Conflicting Agreements...........................27
         7.5      Consents....................................................27
         7.6      Securities and Exchange Commission Filings..................27
         7.7      Capital Stock...............................................27

ARTICLE VIII:  INFORMATION AND RECORDS CONCERNING ARCADIA AND ITS
         SUBSIDIARIES.........................................................28
         8.1      Access to Information and Records before Closing............28

ARTICLE IX:  OBLIGATIONS OF THE PARTIES UNTIL CLOSING.........................28
         9.1      Conduct of Business Pending Closing.........................28
         9.2      Negative Covenants of Arcadia and its Subsidiaries..........28
         9.3      Affirmative Covenants.......................................29
         9.4      Pursuit of Consents and Approvals...........................30
         9.5      Exclusivity.................................................30



                                      (ii)

ARTICLE X:  CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.......................30
         10.1     Representations and Warranties..............................30
         10.2     Performance of Covenants....................................30
         10.3     Delivery of Closing Certificate.............................31
         10.4     Opinion of Counsel..........................................31
         10.5     Legal Matters...............................................31
         10.6     Authorization Documents.....................................31
         10.7     Material Change.............................................31
         10.8     Approvals...................................................31
         10.9     Consents....................................................31
         10.10    Estimated Closing Date Balance Sheet........................31
         10.11    Real Property Consents......................................32
         10.12    Arcadia's Subsidiaries and Options..........................32
         10.13    Board Approvals.............................................32
         10.14    Hart-Scott-Rodino...........................................32
         10.15    Employment Agreements.......................................32
         10.16    Required Transactions.......................................32
         10.17    Termination of Non-Retained Agreements......................32
         10.18    Escrow Agreements...........................................32
         10.19    Termination of Certain Contracts............................33
         10.20    Grayrose....................................................33
         10.21    Stock Certificates..........................................33
         10.22    Dissenter's Rights..........................................33
         10.23    Captive Insurance...........................................33
         10.24    Other Documents.............................................33

ARTICLE XI:  CONDITIONS PRECEDENT TO PRINCIPAL SELLERS' OBLIGATIONS...........33
         11.1     Representations and Warranties..............................33
         11.2     Performance of Covenants....................................33
         11.3     Delivery of Closing Certificate.............................34
         11.4     Opinion of Counsel..........................................34
         11.5     Legal Matters...............................................34
         11.6     Authorization Documents.....................................34
         11.7     H-S-R Filings...............................................34
         11.8     Employment Agreements.......................................34
         11.9     Escrow Agreements...........................................34
         11.10    Other Documents.............................................34

ARTICLE XII:  SURVIVAL AND INDEMNIFICATION....................................34
         12.1     Survival of Representations and Warranties..................34
         12.2     Indemnification by Shareholders and/or Principal Sellers....35
         12.3     Indemnification by Buyer....................................36


                                      (iii)

         12.4     Assertion of Claims.........................................36
         12.5     Indemnity Basket and Cap....................................36
         12.6     Control of Defense of Indemnifiable Claims..................37
         12.7     Restrictions................................................37
         12.8     Records.....................................................38
         12.9     Buyer's Affirmative Covenants...............................38
         12.10    Dissenters' Rights..........................................38
         12.11    Special Provisions with Regard to Indemnification of
                  Representations and Warranties..............................39

ARTICLE XIII:  TERMINATION....................................................39
         13.1     Termination.................................................39
         13.2     Effect of Termination.......................................40

ARTICLE XIV: CASUALTY, RISK OF LOSS...........................................40
         14.1     Casualty, Risk of Loss......................................40

ARTICLE XV:  MISCELLANEOUS....................................................40
         15.1     Costs and Expenses..........................................40
         15.2     Performance.................................................40
         15.3     Benefit and Assignment......................................41
         15.4     Effect and Construction of this Agreement...................41
         15.5     Cooperation - Further Assistance............................41
         15.6     Notices.....................................................41
         15.7     Waiver, Discharge, Etc......................................42
         15.8     Rights of Persons Not Parties...............................42
         15.9     Governing Law...............................................42
         15.10    Amendments, Supplements, Etc................................43
         15.11    Severability................................................43
         15.12    Counterparts................................................43
         15.13    Arbitration.................................................43
         15.14    Public Announcements........................................43



                                      (iv)

                              SCHEDULES & EXHIBITS

Schedule 2.1(b)            -       Allocation among Shareholders
Schedule 2.6               -       Assumed Liabilities
Schedule 5.3               -       Consent List of Principal Sellers
Schedule 5.4               -       Arcadia Stock
Schedule 5.5               -       Liens on Assets
Schedule 5.6               -       Trademarks
Schedule 5.7               -       Contracts
Schedule 5.8(a)            -       Audited Financial Statement
Schedule 5.8(b)            -       Monthly Financial Statements
Schedule 5.8(c)            -       March 31 Balance Sheets
Schedule 5.8(d)            -       Material Liabilities
Schedule 5.9               -       Material Changes
Schedule 5.10              -       Licenses, Permits, Certificates of Need
Schedule 5.11(a)           -       Liens on Personal Property
Schedule 5.11(b)           -       Leases of Personal Property
Schedule 5.12              -       Legal Proceedings
Schedule 5.13              -       Employees
Schedule 5.15(b)           -       Employee Benefit Plans
Schedule 5.15(c)           -       Employees on Leave of Absence
Schedule 5.16              -       Insurance and Surety Agreements
Schedule 5.17              -       Relationships
Schedule 5.18              -       Absence of Certain Events
Schedule 5.19              -       Compliance with Laws
Schedule 5.21              -       Tax Returns
Schedule 5.23              -       Subsidiaries, Joint Ventures, etc.
Schedule 5.25              -       Medicare and Medicaid Programs
Schedule 5.26              -       Leasehold Interests
Schedule 7.5               -       Consent List of Buyer

Exhibit A                  -       Plan of Merger
Exhibit 2.3                -       Escrow Agreement
Exhibit 2.4                -       Arizona Litigation Escrow Agreement
Exhibit 5.29               -       Questionnaire
Exhibit 10.4               -       Opinion of Shareholders' Counsel
Exhibit 10.15              -       Employment Agreements
Exhibit 11.4               -       Opinion of Buyer's Counsel



                                       (v)

                     --------------------------------------
                      AGREEMENT AND PLAN OF REORGANIZATION
                     --------------------------------------


     This Agreement and Plan of Reorganization (the "Agreement") is made as of the 24th day of July, 1997, among INTEGRATED HEALTH SERVICES, INC., a Delaware corporation ("Buyer"), INTEGRATED AG ACQUISITION, INC., a Delaware corporation ("Newco"), HERBERT GRAEBNER and LEONARD BELLINSON (collectively, the "Principal Sellers" and individually, the "Principal Seller") and the Principal Sellers in their collective capacity as the "Committee" and ARCADIA SERVICES, INC. a Michigan corporation ("Arcadia").

     WHEREAS, Newco is a subsidiary of Buyer; and

     WHEREAS, Arcadia is in the business of providing home health care services and medical staffing services and Arcadia's wholly-owned subsidiary, Grayrose, Inc. ("Grayrose") is in the business of providing clerical and light industrial staffing services; and

     WHEREAS, the Principal Sellers are the owners or holders of a majority of the issued and outstanding shares of the capital stock of Arcadia; and

     WHEREAS, all owners or holders of the issued and outstanding shares of the capital stock of Arcadia (the "Shareholders") (the "Arcadia Stock") will be authorizing the Committee to act as their agent for the purpose of taking any action under this Agreement; and

     WHEREAS, the Shareholders and the Boards of Directors of Buyer, Newco, and Arcadia deem it advisable to merge Newco with and into Arcadia (the "Merger") pursuant to this Agreement and the Plan of Merger annexed as Exhibit A hereto (the "Plan of Merger"); and

     WHEREAS, pursuant to the Merger, all shares of Arcadia Stock will be converted into the right to receive the Merger Consideration (as defined in Section 2.1(a) of this Agreement).

     NOW, THEREFORE, Principal Sellers, Committee, Buyer, Newco and Arcadia intending to be legally bound, agree as follows:

                                ARTICLE I: MERGER

     1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time of Merger (as defined in Article IV, below), Newco shall be merged with and into Arcadia and the separate existence of Newco shall cease.

     1.2 TAKING OF NECESSARY ACTION. Prior to and after the Effective Time of Merger, subject to the provisions of this Agreement, each of the Shareholders, Buyer, Newco, and Arcadia shall take all such action as may be necessary or appropriate in order to effect the Merger as contemplated hereunder. In case at any time after the Effective Time of Merger any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Buyer with full title to Arcadia Stock, the parties shall take all such necessary action.


                             ARTICLE II: CONVERSION

     2.1 CONVERSION OF STOCK. At the Effective Time of Merger:

       (A) the shares of Arcadia Stock which are issued and outstanding immediately prior to the Effective Time of Merger shall, without any action by the holder thereof, be converted into the right to receive that number of shares of the common stock, par value $.001, of Buyer ("IHS Stock") determined as of the Closing Date in accordance with Section 3.1(a) as shall have an aggregate value, and subject to adjustment pursuant to Section 2.2 hereof, of EIGHTEEN MILLION SEVEN HUNDRED THOUSAND AND 00/100 ($18,700,000.00) DOLLARS (the "Merger Consideration"); provided that the aggregate Merger Consideration shall be reduced by an amount equal to that portion of the Merger Consideration which is allocable to any shares of Arcadia Stock as to which the holder of such shares has exercised his or her dissenter's rights under the Michigan Business Corporation Act. Each of the Shareholders whose shares are converted into the Merger Consideration (other than those who have exercised dissenter's rights as aforesaid) shall receive a portion of the Merger Consideration as shall be equal to the aggregate Merger Consideration multiplied by a fraction, the numerator of which is the number of shares of Arcadia Stock owned by such Shareholder immediately prior to the Effective Time of Merger, and the denominator of which is the total number of shares of Arcadia Stock that are issued and outstanding immediately prior to the Effective Time of Merger.

       (B) each share of Newco common stock outstanding immediately prior to the Effective Time of Merger, shall be converted into one share of common stock of Arcadia.

       (C) at the Effective Time of Merger, each holder of a certificate theretofore evidencing outstanding shares of Arcadia Stock, upon surrender of such certificate, shall be entitled to receive in exchange therefor his or her proportionate share of the Merger Consideration, calculated pursuant to Section 2.1(a) above, represented by the certificate or certificates so surrendered. Until so surrendered, each such outstanding certificate which, prior to the Effective Time of Merger, represented shares of Arcadia Stock, will be deemed to evidence the right to receive the proportionate share of Merger Consideration represented by such certificate or certificates. Upon the surrender of such certificates, they shall be duly canceled.

       (D) Immediately after the Effective Time of Merger, Buyer, as the sole shareholder of Newco, upon surrender of stock certificate(s) evidencing outstanding shares of Newco, shall be entitled to receive in exchange therefor a certificate representing the shares of Arcadia Stock, calculated on a one-to-one basis. Until so surrendered, each such certificate which, prior to the Effective Time of Merger, represented the outstanding shares of Newco stock will be deemed to evidence such shares of Arcadia Stock. Upon the surrender of such certificate(s), they shall be duly canceled.

     2.2 ADJUSTMENTS TO THE MERGER CONSIDERATION.

       (A) At the Closing, Arcadia shall deliver a certificate signed by its Chief Financial Officer certifying his best good faith estimate of Arcadia's aggregate working capital (as defined herein) as of the Closing Date on a consolidated basis (the "Estimated Closing Date Working Capital"). In the event that the Estimated Closing Date Working Capital is less than $791,000 (the "Minimum Working Capital"), the Merger Consideration payable to the Shareholders at Closing will be reduced on a dollar-for-dollar basis by an amount equal to the amount of such deficiency. If the Estimated Closing Date Working Capital exceeds the Minimum Working Capital, the Merger Consideration payable to the Shareholders at Closing will be increased by an amount equal to the excess above the Minimum Working Capital, payable in IHS Stock. For the purposes hereof, "working capital" means the excess of current assets over current liabilities, as determined in accordance with generally accepted accounting principles, consistently applied ("GAAP"); provided that any prepayment obligation related to any accounts receivable factoring arrangements entered into by Arcadia or any of its subsidiaries as of or prior to the Closing Date will be included as a current liability in the calculation of working capital; provided further that any waiver of the Shareholders' debt shall be treated as a reduction of current assets in the calculation of working capital; provided further the Shareholders will have reserved $809,000 for the Arizona Receivables (as defined in Section 2.4, below) and $50,000 for the Arizona Litigation (as defined in Section 2.4, below) on the Estimated Closing Date Balance Sheets; provided further all assets and liabilities associated with the Mutual Indemnity (Bermuda) Limited captive insurance (the "Captive Insurance") will be excluded in the calculation of working capital on the Estimated Closing Date Balance Sheet; provided further all obligations related to terminations of employment agreements with Arcadia or its subsidiaries shall be treated as current liabilities in the calculation of working capital on the Estimated Closing Date Balance Sheet and; provided further any liabilities and obligations, other than Assumed Liabilities, must be reflected as current liabilities to the extent and only to the extent they are reflected on the Estimated Closing Date Balance Sheet. Additionally, at the Closing, Arcadia shall deliver to Buyer the balance sheet of Arcadia on a consolidated basis dated as of the Closing Date, certified by Arcadia's Chief Financial Officer to be his best good faith estimate thereof (the "Estimated Closing Date Balance Sheet"). In the event that the Estimated Closing Date Balance Sheet discloses that the aggregate amount of Arcadia's long-term liabilities as determined in accordance with GAAP exceeds $1,300,000 (the "Maximum Long-Term Liabilities"), the Merger Consideration payable to the Shareholders at Closing will be reduced by an amount equal to the amount of such excess. For the purposes hereof, "long-term liability" means any liability that would be set forth as a long-term liability on a balance sheet in accordance with GAAP, excluding any liabilities specifically classified as current liabilities in this Section 2.2(a).

       (B) As soon as is reasonably practicable,  but in any event within ninety
(90) days following the Closing Date, Buyer shall complete a review (the "Post-Closing Review") of Arcadia's Estimated Closing Date Balance Sheet. The Merger Consideration, after giving effect to any adjustments made at the Closing pursuant to Section 2.2(a), above, (the "Adjusted Merger Consideration"), shall be subject to further adjustment based upon the Post-Closing Review indicating that the aggregate working capital of Arcadia as of the Closing Date (the "Actual Working Capital") was different from the Estimated Closing Date Working Capital, then the parties shall make such payments to each other as shall result in the Merger Consideration being the amount that it would have been had the Actual Working Capital been used at Closing in lieu of the Estimated Closing Date Working Capital. Any increase to the Adjusted Merger Consideration shall be in IHS Stock by Buyer to Shareholders, and if the Adjusted Merger Consideration is reduced, then the Escrowee (as defined below) shall deliver over to Buyer shares of IHS Stock having a value determined in accordance with Section 2.3(a)(vii), below, equal to such deficiency. In the event the deficiency exceeds the Escrow Deposit (as defined below) held by Escrowee, the Principal Sellers shall refund to Buyer the amount of such deficiency in IHS Stock valued in accordance with Section 2.3(a)(vii), below. Furthermore, if the Post-Closing Review reveals the aggregate amount of Arcadia's long-term liabilities as of the Closing Date exceeded the greater of (w) Maximum Long-Term Liabilities, or (x) the amount of Arcadia's long-term liabilities as indicated on the Estimated Closing Date Balance Sheet, the Merger Consideration shall be deemed to have been reduced by the amount of such excess, and the Escrowee shall deliver over to Buyer IHS Stock having a value equal to such excess. In the event the amount of such excess is greater than the Escrow Deposit held by Escrowee, the Principal Sellers shall be jointly and severally obligated to refund to Buyer the amount of such excess in IHS Stock. The value of any IHS Stock to be distributed to the Buyer from the Escrowee will be as set forth in Section 2.3(a)(vii), below. If there shall be any dispute regarding the calculation of the working capital as of the Closing Date or the amount of long-term liabilities as of the Closing Date, such dispute shall be submitted to a mutually agreed upon "big six" accounting firm other than KPMG Peat Marwick LLP or Coopers & Lybrand LLP (the "Accountants") for final resolution and the party against whom the Accountants shall rule shall pay the costs and expenses of the Accountants in connection therewith. Principal Sellers will have reasonable access to such records as are necessary for the calculation of the working capital in connection with the Post- Closing Review.

                  2.3      GENERAL ESCROW.

       (A) At the Closing, pursuant to an Escrow Agreement to be entered into by the parties substantially in the form and substance of Exhibit 2.3, a portion of the Merger Consideration as shall be equal in value to ONE MILLION FIVE HUNDRED THOUSAND ($1,500,000) DOLLARS (the "Escrow Deposit") based upon the valuation described in Section 3.1(a), below, shall be delivered by Buyer, on behalf of the Shareholders, to CoreStates Bank, N.A. as escrow agent (the "Escrowee"). The Principal Sellers shall be designated by the Shareholders as Shareholders' Committee under the Escrow Agreement, to take any and all action, and to give any and all notices, on behalf of the Shareholders under the Escrow Agreement. Subject to the provisions of this Section 2.3, $1,000,000 (less any amounts offset for claims pursuant to Section 2.3(a)(i) and (ii)) shall be released to the Shareholders one (1) year following the Closing Date (the "General Indemnification Fund"). The balance of the Escrow Deposit shall continue to be held solely to indemnify against Excess Reimbursement Liabilities (as defined below) and shall be released to the Shareholders three (3) years following the Closing Date. The Escrow Deposit shall be held and disbursed by the Escrowee in accordance with the following:

          (I) In the event that the Shareholders become obligated to remit IHS Stock back to Buyer pursuant to the post-Closing adjustments set forth in
Section 2.2(b), the Escrowee shall release to Buyer that portion of the Escrow Deposit as shall have a value equal to the amount by which the Merger Consideration is so reduced.

          (II) In the event that the Buyer becomes entitled to indemnification pursuant to Section 12.2, the Escrowee shall release to Buyer that portion of the Escrow Deposit as shall be equal in value to such indemnification.

          (III) If no claim for indemnification on the part of Buyer remains outstanding upon the expiration of one (1) year following the Closing Date, any remaining General Indemnification Fund (less any amounts offset for claims pursuant to Section 2.3(a)(i) and (ii)) shall be released to the Shareholders.

          (IV) If any claim for indemnification on the part of Buyer does remain outstanding upon the expiration of one (1) year following the Closing Date, then any General Indemnification Fund (less any amounts offset for claims pursuant to Section 2.3(a)(i) and (ii)) (including all accrued interest thereon) remaining (after resolution of the outstanding claim and payment in respect thereof, if any is owing, shall be made), shall be released to the Shareholders promptly after resolution of such claim.

          (V) If no claim for indemnification on the part of Buyer in connection with Excess Reimbursement Liabilities (as defined below) remains outstanding upon the expiration of three (3) years following the Closing Date, then any remaining Escrow Deposit then held by the Escrowee shall first be used to pay off any attorney's fees and expenses in connection with indemnification pursuant to Section 12.2, below, properly chargeable, and then any remaining Escrow Deposit shall be released to the Shareholders.

          (VI) If any claim for indemnification on the part of Buyer in connection with Excess Reimbursement Liabilities remains outstanding upon the expiration of three (3) years following the Closing Date, then any Escrow Deposit (including all accrued interest thereon) remaining (after resolution of the outstanding claim and payment in respect thereof, if any is owing, shall be made) shall first be used to pay off any attorney's fees and expenses in connection with Excess Reimbursement Liabilities, properly chargeable, and then any remaining Escrow Deposit shall be released to the Shareholders promptly after resolution of such claim.

          (VII) The value of any IHS Stock to be distributed to Buyer from the Escrow Deposit shall be calculated based upon the average closing NYSE price of such stock for its thirty (30) business day period immediately preceding the date of such distribution.

       (B) The costs, fees and expenses of the Escrowee shall be borne equally by Buyer, on the one hand, and the Shareholders, on the other hand.

     2.4 ARIZONA LITIGATION AND ARIZONA ESCROW.

       (A) At the Closing, pursuant to an Escrow Agreement to be entered into by the parties substantially in the form and substance of Exhibit 2.4, a portion of the Merger Consideration as shall be equal in value to EIGHT HUNDRED AND NINE THOUSAND ($809,000) DOLLARS (the "Arizona Escrow Deposit") based upon the valuation described in Section 3.1(a), below, shall be delivered by Buyer, on behalf of the Shareholders, to Escrowee. The Principal Sellers shall be designated by the Shareholders as Shareholders' Committee under the Escrow
Agreement, to take any and all action, and to give any and all notices, on behalf of the Shareholders under such Escrow Agreement. The Arizona Escrow Deposit shall be held and disbursed by the Escrowee in accordance with the following:

          (I) To the extent Buyer is able to collect any proceeds from Arcadia's accounts receivable with respect to the matter currently in litigation in Maricopa County, Arizona (the "Arizona Receivables"), the Buyer shall instruct the Escrowee to distribute from the Arizona Escrow Deposit to the Shareholders such portion which equals the amount of Arizona Receivables actually collected by Buyer. Said distribution from the Arizona Escrow Deposit shall be paid first in shares of IHS Stock (to the extent available) and then in cash, with the form of such payment to be in the discretion of the Shareholders.

          (II) Upon the expiration of eighteen (18) months following the Closing Date, any remaining Arizona Escrow Deposit (including all accrued interest thereon) (less any amounts previously distributed to the Shareholders pursuant to Section 2.4(a)(i), above), shall be released to Buyer.

          (III) The value of any IHS Stock to be distributed to Shareholders from the Arizona Escrow Deposit shall be calculated based upon the average closing NYSE price of such stock for its thirty (30) business day period immediately preceding the date of such distribution.

       (B) The costs, fees and expenses of the Escrowee shall be borne equally by Buyer, on the one hand, and the Shareholders, on the other hand.

       (C) Upon the expiration of eighteen (18) months following the Closing Date and the release of any remaining Arizona Escrow Deposit to Buyer, then, in such event, Buyer agrees to assign all of its rights and interests under and to the Arizona Receivables to a liquidating trust for the benefit of the Shareholders in order to facilitate the Shareholders' efforts with respect to litigation concerning the Arizona Receivables (the "Arizona Litigation").

       (D) Principal Sellers shall have the exclusive right to direct the collection efforts regarding the Arizona Receivables and the Arizona Litigation; provided; Buyer will not incur any attorneys' fees, costs and expenses in excess of $50,000 in connection with the Arizona Receivables and the Arizona Litigation; and provided further Buyer shall only provide reasonable access to Arcadia and its resources, including its employees.

     2.5 ASSETS. As of the Closing Date, the consolidated assets of Arcadia (the "Assets") will include its ownership interests in all of its current operating subsidiaries, as well as all of the tangible and intangible assets necessary to operate the businesses of Arcadia and its subsidiaries as presently constituted, including, without limitation, all contract rights, leasehold interests, fixed and moveable equipment, vehicles, furnishings, tangible personal property, inventory and supplies (other than inventory, supplies, and other assets disposed of in the ordinary course of business, consistent with prior practice), goodwill, trade names, trademarks, all patient records, books and files, Certificates of Need, Medicare and Medicaid provider agreements and numbers, provider agreements with third party payors, investments in affiliate offices, telephone numbers, and to the extent permitted by law, all permits, licenses and other governmental approvals. The Assets of Arcadia as of the Closing Date shall also include cash, accounts receivable, and prepaid expenses.

     2.6 LIABILITIES. As of the Closing Date, Arcadia shall only have such liabilities which (i) are reflected as a liability on the Estimated Closing Date Balance Sheet in accordance with GAAP, and (ii) arise under those certain contracts (the "Retained Contracts") set forth on Schedule 2.6, specifically assumed by Buyer and assigned by the Principal Sellers to Buyer, with respect to, and only with respect to, services to be rendered or goods to be supplied to or benefits to be conferred upon Buyer solely after the Closing Date (collectively, the "Assumed Liabilities"). Liabilities and obligations under such Retained Contracts that have accrued, or the performance of which is due, on or prior to the Closing, all liabilities and obligations under all other Contracts (as defined below) or which are in payment or consideration for any excluded assets, and any other claim, lawsuit, liability, obligation or debt of any kind or nature whatsoever, whether absolute, accrued, due, direct or indirect, contingent or liquidated, matured or unmatured, joint or several, whether or not for a sum certain, whether for the payment of money or for the performance or observance of any obligation or condition, and whether or not of a type which would be reflected as a liability on a balance sheet in accordance with GAAP, including, without limitation, (i) malpractice claims asserted by patients or any other tort claims asserted, claims for breach of contract, or any claims of any kind asserted by patients, former patients, employees or any other party that are based on acts or omissions occurring on or before the Closing Date to the extent not covered by insurance; (ii) amounts due or that may become due to Medicare or Medicaid or any other health care reimbursement or payment intermediary on account of Medicare cost report adjustments or other payment adjustments attributable to any period on or prior to the Closing Date, or any other form of Medicare or other health care reimbursement recapture, adjustment or overpayment whatsoever, including fines and penalties, with respect to any period on or prior to the Closing Date ("Excess Reimbursement Liabilities"); (iii) any accounts payable or employment or other taxes; and (iv) accrued but unpaid compensation or other benefits to any of Arcadia's or its subsidiaries' employees, agents, consultants or advisers, including accrued vacation, shall remain the sole responsibility of the Principal Sellers and shall be paid or performed on or prior to the Closing Date, unless such liabilities shall have been properly accrued for on the Estimated Closing Date Balance Sheet.


                             ARTICLE III: IHS STOCK

     3.1 IHS STOCK. The entire Merger Consideration equal to EIGHTEEN MILLION SEVEN HUNDRED THOUSAND ($18,700,000.00) DOLLARS shall be payable by means of the delivery to the Shareholders of newly issued shares of the Common Stock, par value $.001, of Buyer (the "IHS Stock") in accordance with the following:

       (A) SHARE VALUE. The number of shares of IHS Stock issuable at Closing (the "Closing Date Share Count") pursuant to Section 2.1(b) shall be calculated based upon a price per share of such stock equal to the average closing NYSE price of such stock for the thirty (30) trading day period immediately preceding the date which is two (2) trading days before the Closing Date.

       (B) REGISTRATION RIGHTS. Buyer will use its best efforts to cause to be prepared, filed and declared effective by the Securities and Exchange Commission (the "Commission") within ninety (90) days following the Closing Date, a registration statement for the registration under the Securities Act of 1933 (the "Securities Act") of the IHS Stock issued to Shareholders pursuant to this Agreement, including the shares issuable under Section 3.1(c) in respect of any re-calculation of the Closing Date Share Count, and Buyer shall maintain the effectiveness of such registration statement for a period of one (1) year following the date on which it becomes effective (the "Registration Date"), or until no Shareholder shall own any of the IHS Stock issued pursuant to this Agreement, whichever shall occur first, in each case except to the extent that an exemption from registration may be available.

       (C) SHARE ADJUSTMENT. Upon registration of the IHS Stock as provided above, the number of shares deliverable as part of the Merger Consideration under Section 2.1(a) hereof shall be re-calculated based upon the average closing NYSE price of IHS Stock for the 30- trading day period immediately preceding the Registration Date. If the number of shares as recalculated under this subsection (the "Adjusted Share Count") exceeds the Closing Date Share Count, the Buyer promptly shall deliver over to the Shareholders an additional number of shares of IHS Stock as shall be equal to the amount of such excess, and such additional shares shall be included in the aforementioned registration statement by means of a post-effective amendment thereto. If the Closing Date Share Count exceeds the Adjusted Share Count, the Shareholders promptly will return to the Buyer that number of shares of IHS Stock as shall be equal to such excess.

       (D) REGISTRATION EXPENSES. Shareholders shall not be responsible for, and Buyer shall bear, all of the reasonable expenses of Buyer related to such registration including, without limitation, the fees and expenses of its counsel and accountants, all of its other costs, fees and expenses incident to the preparation, printing, registration and filing under the Securities Act of the registration statement and all amendments and supplements thereto, the cost of furnishing copies of each preliminary prospectus, each final prospectus and each amendment or supplement thereto to underwriters, dealers and other purchasers of IHS Stock and the costs and expenses (including fees and disbursements of its counsel) incurred in connection with the qualification of IHS Stock under the Blue Sky laws of various jurisdictions. Buyer, however, shall not be required to pay underwriter's or brokerage discounts, commissions or expenses, or to pay any costs or expenses arising out of Shareholder's or any transferee's failure to comply with its obligations under this Article III.

       (E) RESALE LIMITATIONS. All resales of IHS Stock issued pursuant to this Agreement shall be effected solely through Smith Barney Inc., as broker, and sales by the Shareholders and, if any, their transferees of such shares, shall not at any time, in the aggregate, exceed One Hundred Thousand (100,000) shares during any thirty (30) trading day period.

       (F) REGISTRATION PROCEDURES, ETC. In connection with the registration rights granted to the Shareholders with respect to the IHS Stock as provided in this Section 3.1, Buyer covenants and agrees as follows:

          (I) At Buyer's expense, Buyer will keep the registration and qualification under this Section 3.1 effective (and in compliance with the Securities Act) by such action as may be necessary or appropriate for so long as the Shareholders own any of the IHS Stock except to the extent that an exemption from registration may be available. Buyer will immediately notify the Shareholders, at any time when a prospectus relating to a registration statement under this Section 3.1 is required to be delivered under the Securities Act, of the happening of any event known to Buyer as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

          (II) Buyer shall furnish the Shareholders with such number of prospectuses as shall reasonably be requested.

          (III) Buyer shall take all necessary action which may be required in qualifying or registering IHS Stock included in a registration statement for offering and sale under the securities or Blue Sky laws of such states as reasonably are requested by the Shareholders, provided that Buyer shall not be obligated to qualify as a foreign corporation or dealer to do business under the laws of any such jurisdiction.

          (IV) The information included or incorporated by reference in the registration statement filed pursuant to this Section 3.1 will not, at the time any such registration statement becomes effective, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein as necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier filing of such registration statement or any amendments thereto. The registration statement will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Buyer shall indemnify the Shareholders of IHS Stock to be sold pursuant to the registration statement, their successors and assigns, and each person, if any, who controls such Shareholders within the meaning of ss.15 of the Securities Act or ss.20(a) of the Securities Exchange Act of 1934 ("Exchange Act"), against all loss, claim, damage expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject under the Securities Act, the Exchange Act or any other statute, common law or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in such registration statement executed by Buyer or based upon written information furnished by Buyer filed in any jurisdiction in order to qualify IHS Stock under the securities laws thereof or filed with the Commission, any state securities commission or agency, NYSE or any securities exchange; or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements contained therein not misleading, unless such statement or omission was made in reliance upon and in conformity with written information furnished to Buyer by any of the Shareholders expressly for use in such registration statement, any amendment or supplement thereto or any application, as the case may be. If any action is brought against the Shareholders or any controlling person of the Shareholders in respect of which indemnity may be sought against Buyer pursuant to this subsection 3.1(f)(iv), the Shareholders or such controlling person shall within thirty (30) days after the receipt thereby of a summons or complaint, notify Buyer in writing of the institution of such action and Buyer shall assume the defense of such actions, including the employment and payment of fees and expenses of counsel (reasonably satisfactory to the Shareholders or such controlling person). The Shareholders or such controlling person shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Shareholders or such controlling person unless (A) the employment of such counsel shall have been authorized in writing by Buyer in connection with the defense of such action, or
(B) Buyer shall not have employed counsel to have charge of the defense of such action, or (C) such indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from or additional to those available to Buyer (in which case, Buyer shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events the fees and expenses of not more than one additional firm of attorneys for the Shareholders and/or such controlling person shall be borne by Buyer. Except as expressly provided in the previous sentence, in the event that Buyer shall not previously have assumed the defenses of any such action or claim, Buyer shall not thereafter be liable to the Shareholders or such controlling person in investigating, preparing or defending any such action or claim. Buyer agrees promptly to notify the Shareholders of the commencement or any litigation or proceedings against Buyer or any of its officers, directors or controlling persons in connection with the resale of IHS Stock or in connection with such registration statement.

          (V) The Shareholders of IHS Stock to be sold pursuant to a registration statement, and their successors and assigns, shall severally, and not jointly, indemnify Buyer, its officers and directors and each person, if any, who controls Buyer within the meaning of ss.15 of the Securities Act or ss.20(a) of the Exchange Act against all loss, claim, damage, or expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Securities Act, the Exchange Act or any other statute, common law or otherwise, arising from information furnished by or on behalf of such Shareholders, or their successors or assigns in writing for specific inclusion in such registration statement.

       (G) NOTICE OF SALE. If the Shareholders desire to transfer all or any portion of IHS Stock, the Shareholders will deliver written notice to Buyer, describing in reasonable detail their intention to effect the transfer and the manner of the proposed transfer. If the transfer is to be pursuant to an effective registration statement as provided herein, the Shareholders will sell the IHS Stock in compliance with the disclosure therein and discontinue any offers and sales thereunder upon notice from Buyer that the registration statement relating to the IHS Stock being transferred is not "current" until Buyer gives further notice that offers and sales may be recommenced. In the event of any such notice from Buyer, Buyer agrees to file expeditiously such amendments to the registration statement as may be necessary to bring it current during the period specified in Section 3.1(b) and to give prompt notice to the Shareholders when the registration statement has again become current. If the Shareholders deliver to Buyer an opinion of counsel reasonably acceptable to Buyer and its counsel and to the effect that the proposed transfer of IHS Stock may be made without registration under the Securities Act, the Shareholders, will be entitled to transfer IHS Stock in accordance with the terms of the notice and opinion of their counsel.

       (H) FURNISH INFORMATION. It shall be a condition precedent to the obligations of the Buyer to take any action pursuant to this Article III that the Shareholders shall furnish to the Buyer such information regarding themselves, the IHS Stock held by them, and the intended method of disposition of such securities as shall be required to effect the registration of their IHS Stock. In that connection, each transferee of any Shareholder shall be required to represent to the Buyer that all such information which is given is both complete and accurate in all material respects. Such Shareholders shall deliver to the Buyer a statement in writing from the beneficial owners of such securities that they bona fide intend to sell, transfer or otherwise dispose of such securities. Each transferee will, severally, promptly notify IHS at any time when a prospectus relating to a registration statement covering such transferee's shares under this Section 3.1 is required to be delivered under the Securities Act, of the happening of any event known to such transferee as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the statements as then existing.

       (I) INVESTMENT REPRESENTATIONS. All shares of IHS Stock to be issued hereunder will be newly issued shares of Buyer. The Shareholders represent and warrant to Buyer that the IHS Stock being issued hereunder is being acquired, and will be acquired, by the Shareholders for investment for their own accounts and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act or the applicable state securities law; the Shareholders acknowledge that the IHS Stock constitutes restricted securities under Rule 144 promulgated by the Commission pursuant to the Securities Act, and may have to be held indefinitely, and the Shareholders agree that no shares of IHS Stock may be sold, transferred, assigned, pledged or otherwise disposed of except pursuant to an effective registration statement or an exemption from registration under the Securities Act, the rules and regulations thereunder, and under all applicable state securities laws. The Shareholders have the knowledge and experience in financial and business matters, are capable of evaluating the merits and risks of the investment, and are able to bear the economic risk of such investment. The Shareholders have had the opportunity to make inquiries of and obtain from representatives and employees of Buyer such other information about Buyer as it deems necessary in connection with such investment.

       (J) LEGEND. It is understood that, prior to sale of any shares of IHS Stock pursuant to an effective registration pursuant to subsection (b) above, the certificates evidencing such shares of IHS Stock shall bear the following (or a similar) legend (in addition to any legends which may be required in the opinion of IHS's counsel by the applicable securities laws of any state), and upon sale of such shares pursuant to such an effective registration, new certificates shall be issued for the shares sold without such legends except as otherwise required by law:

       THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SHARES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF THE COMPANY'S COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

       (K) CERTAIN TRANSFEREES. Prior to the effective date of registration of the IHS Stock, no transferee shall transfer any shares of IHS Stock to any person or entity unless such transferee shall have agreed in writing to be bound by the provisions applicable to the Shareholders under this Article III.

                             ARTICLE IV: THE CLOSING

     4.1 TIME AND PLACE OF CLOSING. The Closing under this Agreement (the "Closing") shall be held as promptly as practicable, but not more than seven (7) business days following the satisfaction of all conditions precedent specified in this Agreement, including receipt of all necessary regulatory approvals, unless duly waived by the party entitled to satisfaction thereof. The Closing shall take place at the offices of the Buyer, or at such other time and place upon which the parties may agree. The date on which the Closing is held is hereinafter called the "Closing Date." Subject to the conditions set forth herein, at the Closing (a) the Shareholders shall deliver for cancellation one or more stock certificates representing the shares of Arcadia Stock duly endorsed, or accompanied by one or more stock powers duly endorsed, and (b) Buyer, as agent for Arcadia, shall, subject to Sections 2.3 and 2.4, deliver to the Shareholders the Merger Consideration pursuant to Section 2.1(a) hereof.

     4.2 FILINGS AT CLOSING. At the Closing Date, Buyer and Arcadia shall cause the Plan of Merger or such other certificate as required to be filed in accordance with the Michigan Business Corporation Act and Delaware General Corporation Law, and each of the Shareholders, Buyer and Arcadia shall take any and all lawful actions to cause the Merger to become effective.

     4.3 EFFECTIVE TIME. Subject to the terms and conditions set forth herein, including receipt of all required regulatory approvals, the Merger shall become effective at the time the Plan of Merger or such other certificate as required by the Michigan Secretary of State and the Delaware Secretary of State is made effective (the "Effective Time of Merger").


           ARTICLE V: REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL
                               SELLERS AND ARCADIA

     Arcadia and the Principal Sellers hereby jointly and severally represent and warrant to Buyer and Newco as follows (it being understood that, for the purposes of this Article V, "Arcadia" shall be deemed to refer collectively to Arcadia and any subsidiaries listed on Schedule 5.23):

     5.1 ORGANIZATION AND STANDING OF ARCADIA. Arcadia is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Copies of Arcadia's Articles of Incorporation and By-Laws, and all amendments thereof to date, have been delivered to Buyer and are complete and correct. Arcadia has the power and authority to own the properties and assets now owned by it and to conduct the businesses presently being conducted by it. Arcadia is qualified to do business as a foreign corporation in each state where the ownership of its assets or the conduct of its businesses make such qualification necessary.

     5.2 ABSENCE OF CONFLICTING AGREEMENTS. Neither the execution or delivery of this Agreement including all Schedules and Exhibits hereto, or any of the other instruments and documents required or contemplated hereby and thereby ("Transaction Documents") by Principal Sellers and Arcadia, nor the performance by Principal Sellers and Arcadia of the transactions contemplated hereby and thereby, conflicts with, or constitutes a breach of or a default under (i) the Articles of Incorporation or By-Laws of Arcadia; or (ii) any applicable law, rule, judgment, order, writ, injunction, or decree of any court, currently in effect, provided that the consents set forth in Schedule 5.3 are obtained prior to the Closing; or (iii) any applicable rule or regulation of any administrative agency or other governmental authority currently in effect; or (iv) any agreement, indenture, contract or instrument to which Arcadia is now a party or by which any of the assets of Arcadia is bound.

     5.3 CONSENTS. Except as set forth in Schedule 5.3, no authorization, consent, approval, license, exemption by, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary in connection with the execution, delivery and performance of this Agreement or any of the Transaction Documents by any of the Principal Sellers or Arcadia.

     5.4 ARCADIA STOCK. Schedule 5.4 sets forth a complete list and description of the authorized capital stock of Arcadia, the number of shares issued and outstanding of each class or series of such capital stock, and the identity of each Shareholder of Arcadia, in each case indicating the class and number of shares held. No shares of Arcadia Stock are held in the treasury of Arcadia. The Shareholders are the record owners of all of Arcadia Stock and all of such stock is duly authorized, validly issued, and fully paid and non-assessable. Arcadia will, as of the Closing Date, be the sole shareholder of Grayrose. On the Closing Date, there will be no preemptive or first refusal rights to purchase or otherwise acquire shares of capital stock of Arcadia pursuant to any provision of law or the Articles of Incorporation or By-Laws of Arcadia or by agreement or otherwise. On the Closing Date there shall not be outstanding any warrants, options, or other rights to subscribe for or purchase from Arcadia any shares of capital stock of Arcadia, nor shall there be outstanding any securities convertible into or exchangeable for such shares.

     5.5 ASSETS. As of the Closing, the consolidated Assets of Arcadia will include all of the tangible and intangible assets necessary to operate the businesses of Arcadia as presently constituted, including, without limitation, cash and accounts receivable; provided, however, that Assets shall not include inventory, supplies and other assets disposed of in the ordinary course of business, consistent with the prior practice of Arcadia's businesses. The quantities of inventory items included in the Assets are reasonable in light of the present and anticipated volume of Arcadia's businesses and the inventory is good, usable, merchantable, and salable in the ordinary course of Arcadia's businesses, in each case, as determined by Arcadia in good faith and consistent with past practice. The accounts receivable of Arcadia are reflected properly on their books and records in accordance with GAAP, and have been billed or invoiced in the ordinary course of business consistent with past practice. The Assets are not subject to any liens or encumbrances, except as set forth on
Schedule 5.5.

     5.6 TRADEMARKS. Schedule 5.6 sets forth a complete and accurate list of all trademarks, service marks, or applications for any of the same, copyrights, and other items of intellectual property that are owned, possessed or used by Arcadia. There are no claims or proceedings pending or, to the knowledge of Arcadia, overtly threatened against Arcadia asserting that the use of any of the aforementioned properties or rights infringes the rights of any other person, and, to the knowledge of any of the Principal Sellers and Arcadia, Arcadia is not infringing on the intellectual property rights of any other person.

     5.7 CONTRACTS. Schedule 5.7 sets forth a complete and correct list of all agreements, contracts and commitments of the following type to which Arcadia is a party or by which Arcadia or any of Arcadia's assets is bound and as to which Arcadia has any outstanding material obligations as of the date hereof (the "Contracts"):

       (A) each contract or agreement for the employment or retention of, or collective bargaining, severance or termination agreement with, any director, officer, employee, consultant, agent or group of employees of Arcadia;

       (B) each profit sharing, thrift, bonus, incentive, deferred compensation,
stock   option,   stock   purchase,    severance   pay,   pension,   retirement,
hospitalization, insurance or other similar plan, agreement or arrangement;

       (C) each agreement or arrangement for the sale of Arcadia's assets, properties or rights outside the ordinary course of business (by sale of assets, sale of stock, merger or otherwise) which is currently in effect;

       (D) each contract currently in effect which contains any provisions requiring Arcadia to indemnify or act for, or guarantee the obligation of, any other person or entity;

       (E) each agreement restricting Arcadia from conducting business anywhere in the world;

       (F) each partnership or joint venture contract or similar arrangement or agreement which is likely to involve a sharing of profits or future payments with respect to Arcadia's businesses or any portion thereof;

       (G)   each   licensing,   distributor,   dealer,   affiliate,   sales  or
manufacturer's representative, agency or other similar contract, arrangement or commitment;

       (H) each contract under which Arcadia performs home health care services, medical staffing or clerical staffing services which involves consideration of at least $15,000;

       (I) each contract under which Grayrose performs clerical and light industrial staffing services which involves consideration of at least $15,000; or

       (J) any other agreement not made in the ordinary and normal course of business which involves consideration of more than $50,000.

     Except as indicated on Schedule 5.7, each of the Contracts was entered into and requires performance in the ordinary course of business and is in full force and effect. Arcadia is not in material default under any Contract and there has not been asserted, either by or against Arcadia under any Contract, any written notice of default, set-off or claim of default. To the knowledge of Arcadia, the parties to the Contracts other than Arcadia are not in material default of any of their respective obligations under the Contracts, and there has not occurred any event which with the passage of time or the giving of notice (or both) would constitute a material default or material breach under any Contract. All amounts payable under the Contracts are, or will at the Closing Date, be on a current basis or properly accrued for on the Estimated Closing Date Balance Sheet in accordance with GAAP.

     Notwithstanding the foregoing, Buyer acknowledges that it has been informed by Arcadia that Arcadia has agreements with certain of its affiliates in geographic areas in which Buyer already is conducting business. Buyer agrees to assume any and all liability and be responsible for any claim or loss which may occur as a result of the violation after the Closing Date by Buyer or Arcadia, or any of their respective subsidiaries, of any exclusive territorial rights contained in any such affiliate agreements, and that Arcadia shall have no obligation to Buyer nor be deemed in breach or violation of any representation, warranty or covenant hereunder or otherwise under this Agreement as a direct result of such marketplace overlap.

     5.8 FINANCIAL STATEMENTS.

       (A) The audited consolidated balance sheet of Arcadia and Grayrose as of June 30, 1995 and the draft audited consolidated balance sheet of Arcadia and Grayrose as of June 30, 1996, and the related statements of operations for the years then ended, annexed hereto as Schedule 5.8(a) (the "Audited Financial Statements"), present fairly in all material respects the financial condition and results of operations of Arcadia and Grayrose at and for the period therein specified and were prepared in accordance with GAAP.

       (B) The unaudited consolidated monthly balance sheets of Arcadia and Grayrose for each calendar month since June 30, 1996 and the related statements of operations for the periods then ended, annexed hereto as Schedule 5.8(b), present fairly in all material respects the financial condition and results of operations of Arcadia and Grayrose at and for the periods therein specified and were prepared in accordance with GAAP.

       (C) The unaudited consolidated balance sheets of Arcadia and Grayrose as of March 31, 1997 (the "March 31 Balance Sheets"), and the related statements of operations for the nine-month period then ended, annexed hereto as Schedule 5.8(c), present fairly in all material respects the financial condition and results of operations of Arcadia and Grayrose at and for the periods therein specified and were prepared in accordance with GAAP.

       (D) Except as set forth on Schedule 5.8(d) or as expressly set forth on the March 31 Balance Sheets, Arcadia and Grayrose have no material non-recurring or extraordinary income or expense reduction not identified therein or material liabilities or obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due, including, without limitation, any guarantees of any obligations of any other person or entity) of any kind or nature whether or not required by GAAP to be reflected in a corporate balance sheet and/or the notes thereto.

     5.9 MATERIAL CHANGES. Except as noted on Schedule 5.9, between the date of the March 31 Balance Sheets and the date of this Agreement, there has not been any material adverse change in the condition (financial or otherwise) of the assets, properties or operations of Arcadia or any damage or destruction of any of Arcadia's Assets or their places of business by fire or other casualty, whether or not covered by insurance, and during such period of time Arcadia has conducted its businesses only in the ordinary and normal course. Principal Sellers have identified and communicated to Buyer all material information with respect to any fact or condition that is reasonably likely to adversely affect the future prospects (financial or otherwise) of Arcadia.

     5.10 LICENSES; PERMITS; CERTIFICATES OF NEED. Schedule 5.10 sets forth a description of (a) all licenses and other governmental or other regulatory permits, authorizations or approvals required for the operation of Arcadia's businesses that are now in effect, including all certificates of occupancy issued with respect to Arcadia's businesses; (b) all Certificates of Need issued with respect to Arcadia's and its subsidiaries that are now in effect; and (c) each other license, permit, or other authorization that is necessary for the operation of Arcadia's businesses (a "License" and collectively, the "Licenses"). The Licenses constitute all of the governmental, quasi-governmental and regulatory licenses, permits and authorizations necessary to the operation of the businesses of Arcadia and its subsidiaries as they are operated on the date hereof. Arcadia has delivered to Buyer copies of all of the Licenses. Arcadia and its subsidiaries own, possess or otherwise have the exclusive legal right to use the Licenses, free and clear of all liens, pledges, claims or other encumbrances of any nature whatsoever. Arcadia is not in material default under any such License, and Arcadia and its subsidiaries have not received any notice of any material default or any other material claim or proceeding relating to any such License. Each License is in full force and effect, and neither Arcadia nor any of its subsidiaries has received written notice of any proceeding to terminate or suspend any License or of any condition or event (other than survey deficiencies which singly or in the aggregate would not be material to any home health agency that Arcadia or any of its subsidiaries operates) which, if uncured, would result in the termination or suspension of any License. None of the Licenses are: (a) provisional, probationary, or restricted in any way except to the extent qualified by any outstanding deficiencies or citations, particulars of which have been set forth on Schedule 5.10; or (b) subject to any investigation, cancellation, impairment, limitation, order, complaint, proceeding, or suspension nor is such threatened or pending. No conditions not generally applicable to home health agencies requiring changes in the operation of Arcadia or any of its subsidiaries have been imposed, formally or informally, by any License issuer during the past twenty-four (24) months.

No Principal Seller, director or officer, employee or former employee of Arcadia, or any person, firm or corporation other than Arcadia owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part in any of the Licenses.

     5.11 TITLE, CONDITION OF PERSONAL PROPERTY.

       (A) Except for the security interests listed and described on Schedule 5.11(a), Arcadia has good and marketable title to, or valid and subsisting leasehold interests in, all of the personal property located at their places of business or used in connection with the operation of their businesses, subject to no mortgage, security interest, pledge, lien, claim, encumbrance or charge, or restraint on transfer whatsoever other than Permitted Liens (as defined below). No other person has any right to the use or possession of any of such property which is owned and, except as set forth on Schedule 5.11(a), no currently effective financing statement with respect to such personal property has been filed under the Uniform Commercial Code in any jurisdiction, and Arcadia has not signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement. All of such personal property comprising equipment, improvements, furniture and other tangible personal property in use by Arcadia, whether owned or leased, is in good operating condition and repair, subject to normal wear and tear, and is sufficient to enable Arcadia to operate its businesses in a manner consistent with their operation during the immediately preceding twelve (12) months.

       (B) Except as set forth on Schedule 5.11(b), no tangible personal property used by Arcadia in connection with the operation of its businesses is subject to a lease, conditional sale, security interest or similar arrangement. Arcadia has delivered to Buyer a complete and correct copy of each of the leases and other agreements listed on Schedule 5.11(b). All of said personal property leases are valid, binding and enforceable in accordance with their respective terms and are in full force and effect. Arcadia is not in material default under such leases and there has not been asserted, either by or against Arcadia under any of such leases, any written notice of default, set-off, or claim of default. To the best knowledge of Principal Sellers and Arcadia, the parties to such leases other than Arcadia are not in default of their respective obligations under any of such leases, and there has not occurred any event which with the passage of time or giving of notice (or both) would constitute such a default or breach under any of such leases.

       (C) "Permitted Liens" shall mean:

          (I) carriers', warehouseman's, mechanics, materialmen's, repairmen's or other like liens arising in the ordinary course of business which are (i) not overdue for a period of more than 30 days or (ii) which are being contested in good faith and by appropriate proceedings, provided that if such contest shall continue for more than 30 days, the amount thereof shall be bonded or properly reserved against at the end of such 30-day period;

          (II) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature incurred in the ordinary course of business;

          (III) rights of lessors under leases set forth on Schedule 5.11(b);

          (IV) pledges or deposits in connection with worker's compensation, unemployment insurance, and other social security legislation; and

          (V) rights of creditors pursuant to Schedule 5.5.

     5.12 LEGAL PROCEEDINGS. Other than as set forth on Schedule 5.12, there are no claims, actions, suits or proceedings or arbitrations, either administrative or judicial, pending, or, to the knowledge of Arcadia, overtly threatened against or affecting Arcadia, or Arcadia's ability to consummate the transactions contemplated herein, at law or in equity or otherwise, before or by any court or governmental agency or body, domestic or foreign, or before an arbitrator of any kind.

     5.13 EMPLOYEES. Arcadia has previously furnished Buyer with a payroll listing dated May 31, 1997 indicating the names, positions, and compensation of each of their employees. All of such information is materially correct as of such date and there has been no material change since May 31, 1997. To the knowledge of Principal Sellers and Arcadia, none of the employees, while in the employ of Arcadia, has ever had his or her professional license or certification denied, suspended, revoked, terminated, or voluntarily relinquished under threat of disciplinary action, or has ever been restricted in any way from performing the duties he or she is to provide for Arcadia, and there is no proceeding pending, or threatened, pursuant to which any of the foregoing may occur.

     5.14 COLLECTIVE BARGAINING, LABOR CONTRACTS, EMPLOYMENT PRACTICES, ETC. During the two years prior to the Closing Date, there has been no material adverse change in the relationship between Arcadia and its employees or affiliates nor any strike or material labor disturbance by such employees affecting Arcadia's businesses and, to the knowledge of Arcadia, there is no indication that such a change, strike or labor disturbance is likely. Arcadia's employees or affiliates are not represented by any labor union or similar organization and Arcadia has no reason to believe that there are pending or threatened any activities, the purpose of which is to achieve such representation, of all or some of Arcadia's employees or affiliates. Except as set forth on Schedule 5.7 or Schedule 5.15(b), Arcadia has no collective bargaining or other labor contracts, employment contracts, pension, profit-sharing, retirement, insurance, bonus, deferred compensation or other employee benefit plans, agreements or arrangements with respect to their employees. Arcadia is in material compliance with the requirements prescribed by all Federal, state and local statutes, orders and governmental rules and regulations ("Government Requirements") applicable to any of the employee benefit plans, agreements and arrangements identified on Schedule 5.7 and
Schedule 5.15(b), including, without limitation, the Employee

Retirement Income Security Act of 1974, as amended ("ERISA"), the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act of 1988, any such Government Requirements respecting employment determination, equal opportunity, affirmative action, employee privacy, wrongful or unlawful termination, workers' compensation, occupational safety and health requirements, labor management relations and unemployment insurance, or related matters and there are no threatened or pending claims relating thereto, in each case. Except as set forth on Schedule 5.7(a), in the event of termination of employment of an employee of Arcadia, Arcadia will not, after the Closing, pursuant to any agreement with any Shareholder or Arcadia or by reason of any representation made or plan adopted by any Shareholder or Arcadia prior to the Closing, be liable to any employee of Arcadia for so-called "severance pay", parachute payments or any other similar payments or benefits, including, without limitation, post- employment healthcare (other than pursuant to the continuation health care provisions of Section 4980B of the Internal Revenue Code of 1986, as amended or Section 601 through 608 of ERISA ("COBRA")) or insurance benefits, and accrued vacation and sick days or properly accrued for on the Estimated Closing Date Balance Sheet in accordance with GAAP.

     5.15 ERISA.

       (A) Arcadia does not maintain or make contributions to and have not at any time in the past maintained or made contributions to, any employee benefit plan which is subject to the minimum funding standards of ERISA. Arcadia does not now maintain or make contributions to, and has not at any time in the past maintained or made contributions to, any multi-employer plan subject to the terms of the Multi-employer Pension Plan Amendment Act of 1980 (the "Multi-employer Act").

       (B) Schedule 5.15(b) sets forth each severance agreement, and each plan, agreement, arrangement or plan, bonus plan, deferred compensation agreement, employee pension, profit sharing, savings or retirement plan, group life, health, or accident insurance or other employee benefit plan, agreement, arrangement or commitment, including, without limitation, any commitment arising under severance, holiday, vacation, Christmas or other bonus plans (including, but not limited to, "employee benefit plans", as defined in Section 3(3) of ERISA maintained by Arcadia for any employees of Arcadia, or with respect to which Arcadia has liability with respect to any employees of Arcadia, or make or have an obligation to make contributions on behalf of employees of Arcadia ("Plans").

       (C) Schedule 5.15(c) identifies all employees of Arcadia on leave of absence eligible to receive health benefits, as required by COBRA. Notice of the availability of COBRA coverage has been provided to all employees of Arcadia on leave of absence entitled thereto, and all persons electing such coverage are being (or have been, if applicable) provided such coverage.

     5.16 INSURANCE AND SURETY AGREEMENTS. Schedule 5.16 contains a true and correct list of: (a) all policies of fire, liability and other forms of insurance held or owned by Arcadia (including but not limited to medical malpractice insurance, and any state sponsored plan or program for worker's compensation); and (b) all bonds, indemnity agreements and other agreements of suretyship made for or held by Arcadia, including a brief description of the character of the bond or agreement and the name of the surety or indemnifying party. Schedule 5.16 sets forth for each such insurance policy the name of the insurer, the amount of coverage, the type of insurance, the policy number, the annual premium and a brief description of the nature of insurance included under each such policy and of any claims made thereunder during the past two years. Such policies are owned by and payable solely to Arcadia, and said policies or renewals or replacements thereof will be outstanding and duly in force at the Closing Date. All insurance policies listed on Schedule 5.16 are in full force and effect, all premiums due on or before the Closing Date have been or will be paid, financed or accrued on or before the Closing Date, Arcadia has not been advised by any of their insurance carriers of an intention to terminate or modify any such policies other than under circumstances where Arcadia has received a commitment for a replacement policy, nor has Arcadia failed to comply with any of the material conditions contained in any such policies.

     5.17 RELATIONSHIPS. Except as disclosed on Schedule 5.17 hereto, no Shareholder and no controlling Principal Seller, partner or any affiliate of any Shareholder has, or at any time within the last two (2) years has had, a material ownership interest in any business, corporate or otherwise, that is a party to, or in any property that is the subject of, business relationships or arrangements of any kind relating to the operation of Arcadia or its businesses.

     5.18 ABSENCE OF CERTAIN EVENTS. Except as set forth on Schedule 5.18, since the date of the March 31 Balance Sheets, Arcadia has not, and from the date of this Agreement through the Closing Date Arcadia will not have:

       (A) except for the sale of its joint venture interest in C.R.K. Computer Services ("C.R.K.") (provided, in such event, the proceeds of such sale of C.R.K. will be included in the working capital of Arcadia), sold, assigned or transferred any of its assets or properties, other than in the ordinary course of business;

       (B) mortgaged, pledged or subjected to any lien, pledge, mortgage, security interest, conditional sales contract or other encumbrance of any nature whatsoever, other than a Permitted Lien, any of Arcadia's assets;

       (C) made or suffered any termination of any home health care services contract or any medical, clerical and light industrial staffing services contract;

       (D) made or suffered any amendment or termination of any other contract, commitment, instrument or agreement involving consideration or liability in excess of $25,000;

       (E) except in the ordinary course of business consistent with past practices, or otherwise as necessary to comply with any applicable minimum wage law, increased the salaries or other compensation of any of their employees, or made any increase in, or any additions to, other benefits to which any of such employees may be entitled;

       (F) failed to pay or discharge when due any liabilities, the failure to pay or discharge which has caused or will cause any actual damage or give rise to the risk of a loss to Arcadia;

       (G) changed any of the accounting principles followed by Arcadia or the methods of applying such principles;

       (H) except for the acquisition of two agencies located in Grand Rapids, Michigan and Lansing, Michigan, entered into any transaction other than in the ordinary course of business involving consideration in excess of $50,000;

       (I) dissolved, merged or entered into a share exchange with or into any other entity;

       (J) entered into any contract or agreement with union or other collective bargaining representative representing any employees or affiliates without the prior written consent of Buyer, which consent shall not be unreasonably withheld;

       (K) made any change to its by-laws or articles of incorporation;

       (L) failed to maintain its businesses in substantially the same state of repair, order and condition as on the date hereof, reasonable wear and tear or loss by casualty excepted;

       (M) failed to maintain in full force and effect all Licenses currently in effect with respect to its businesses unless such License is no longer necessary for the operation of Arcadia;

       (N) failed to maintain in full force and effect the insurance policies and binders currently in effect, or the replacements thereof, including without limitation those listed on Schedule 5.16;

       (O) failed to preserve intact the present business organizations of Arcadia; failed to keep available the services of Arcadia's present employees, affiliates and agents necessary to the proper functioning of the businesses of Arcadia; and failed to maintain Arcadia's relations and goodwill with suppliers, employees, affiliates, affiliated medical personnel and any others having business relating to Arcadia and where such relationships are necessary to the proper functioning of the businesses of Arcadia;

       (P) failed to maintain all of the books and records in accordance with their past practices;

       (Q) failed to comply in all respects with all provisions of the Contracts listed in Schedule 5.7 and with any other material agreements that Arcadia has entered into in the ordinary course of business since the March 31 Balance Sheets, and failed to comply in all respects with the provisions of all material laws, rules and regulations applicable to Arcadia's businesses;

       (R) failed to pay when due, all taxes, assessments and charges or levies imposed upon them or on any of their properties for which they have been required to be withheld or paid over;

       (S)  failed  to  promptly  advise  Buyer  in  writing  of the  threat  or commencement against Arcadia of any claim, action, suit or proceeding, arbitration or investigation or any other event that would materially adversely affect the operations, properties, assets or prospects of Arcadia; and

       (T) failed to notify the Buyer in writing of any event involving Arcadia which has had or may be reasonably expected to have a material adverse effect on the business or financial condition of Arcadia or may involve the loss of contracts with any of Arcadia's customers.

     5.19 COMPLIANCE WITH LAWS. Arcadia is in compliance with all Governmental Requirements (as defined herein). Except for notices of non-compliance as to which Arcadia has taken corrective action acceptable to the applicable governmental agency, and as set forth in Schedule 5.19, Arcadia has not, within the period of twenty-four months preceding the date of this Agreement, received any written notice that Arcadia or the Assets fail to comply in any material respect with any applicable Federal, state, local or other governmental laws or ordinances, or any applicable order, rule or regulation of any Federal, state, local or other governmental agency having jurisdiction over their businesses ("Governmental Requirements"). Arcadia shall report to Buyer, within five (5) business days after receipt thereof, any written notices that Arcadia is not in compliance in any material respect with any of the foregoing.

     5.20 FINDERS. No broker or finder has acted for the Shareholders or Arcadia in connection with the transactions contemplated by this Agreement, and no other broker or finder is entitled to any broker's or finder's fee or other commission in respect thereof based in any way on agreements, understandings or arrangements with the Shareholders or Arcadia.

     5.21 TAX RETURNS.

       (A) Except as set forth in Schedule 5.21, (i) all Tax (as defined below) returns, statements, reports and forms or extensions with respect thereto required to be filed with any Federal, state, local or other governmental
department   or  court  or  other   authority   having   jurisdiction   over  it
("Governmental Authority") on or before the Closing Date by or on behalf of Arcadia (collectively, the "Tax Returns"), have been or will be timely filed on or before the Closing Date in accordance in all materials respects with all applicable Governmental Requirements; and (ii) Arcadia has timely paid all Taxes payable by them.

       (B) For purposes of this Agreement, "Tax" means any net income, gross income, sales, use, franchise, personal, employment, or real property tax.

     5.22 ENCUMBRANCES CREATED BY THIS AGREEMENT. The execution and delivery of this Agreement, or any of Arcadia's Transaction Documents, does not, and the consummation of the transactions contemplated hereby or thereby will not, create any liens or other encumbrances on any of Arcadia's assets in favor of third parties.

     5.23 SUBSIDIARIES AND JOINT VENTURES. Schedule 5.23 sets forth a complete list of all subsidiaries, joint ventures and partnerships in which Arcadia is a record or beneficial owner. All of the issued and outstanding capital stock of the subsidiaries listed on Schedule 5.23 hereto is owned of record or beneficially by Arcadia or by one of the listed subsidiaries on Schedule 5.23.

     5.24 NO UNTRUE STATEMENT. None of the representations and warranties made pursuant to this Agreement contains any untrue statement of material fact or omits to state a material fact necessary, in light of the circumstance under which it was made, in order to make any such representation not misleading in any material respect.

     5.25 MEDICARE AND MEDICAID PROGRAMS. Arcadia is qualified for participation in the Medicare and Medicaid programs. Except as reflected on Schedule 5.25, (a) no Principal Seller nor Arcadia has received any notice of recoupment with respect to Arcadia's operations from the Medicare or Medicaid programs, or any other third party reimbursement source, (b) there is no basis for the assertion after the Closing Date of any such recoupment claim against Buyer which arose out of any transactions on the part of Arcadia prior to the Closing or against any Principal Seller for which Buyer will be liable, and (c) to the knowledge of Principal Sellers and Arcadia, no Medicare and Medicaid investigation, survey or audit is pending, threatened or imminent with respect to the operation of Arcadia prior to the Closing.

     5.26 LEASEHOLD INTERESTS. Schedule 5.26 hereto sets forth a complete and correct list of all leases pursuant to which Arcadia or any of its subsidiaries leases real property. Each of Arcadia and its subsidiaries has valid leasehold interests in all such real property free and clear of all liens, claims, charges and encumbrances of any kind whatsoever, except for Permitted Liens. Arcadia has provided access to the Buyer to complete and correct copies of the leases identified in Schedule 5.26.

     5.27 POWER AND AUTHORITY. Arcadia and Principal Sellers have all requisite power and authority to execute, deliver and perform this Agreement, and as of the Closing, Arcadia and Principal Sellers will have all requisite power and authority to execute and deliver the Transaction Documents required to be delivered by each party to the Buyer at the Closing.

     5.28 BINDING EFFECT. This Agreement and all Transaction Documents executed by Arcadia and Principal Sellers constitute the legal, valid and binding obligations of such party, enforceable against such party in accordance with their respective terms.

     5.29 QUESTIONNAIRES. The health care law questionnaire heretofore delivered to Arcadia by Buyer (the "Questionnaire") will be attached hereto as Exhibit
5.29 and will as of the Closing Date have been fully and accurately completed and will not contain any material misstatement of any fact and will not omit any fact that would have to be stated in order not to render any response to such questionnaire materially misleading.

     5.30 QUESTIONABLE PAYMENTS. Arcadia nor any shareholder, director, officer, controlling person or employee of Arcadia, and no affiliate of Arcadia, (a) has used any corporate funds of Arcadia to make any illegal or unlawful payment to any officer, employee, representative, agent of any government, or to any political party or official thereof, including, without limitation, any of same that would violate the Foreign Corrupt Practices Act of 1977, as amended; or (b) has made or received any illegal payment, bribe, kickback, political contribution or other similar questionable payment for any referrals or recommendations or otherwise in connection with the operation of Arcadia's businesses.


         ARTICLE VI: REPRESENTATIONS AND WARRANTIES OF PRINCIPAL SELLERS

     Each of the Principal Sellers, each as to himself, hereby severally represents and warrants to Buyer and Newco as follows:

     6.1 AUTHORITY. Such Principal Seller has the full legal power and authority to make, execute, deliver and perform this Agreement and the Transaction Documents. Such execution, delivery, performance and consummation has been duly authorized by all necessary action, corporate or otherwise, on the part of such Principal Sellers, and any necessary consents of holders of indebtedness of such Principal Seller have been obtained.

     6.2 BINDING EFFECT. This Agreement and all Transaction Documents executed by such Principal Seller constitute the legal, valid and binding obligations of such party, enforceable against such Principal Seller in accordance with their respective terms.

     6.3 ABSENCE OF CONFLICTING AGREEMENTS. Neither the execution or delivery of this Agreement or any of the Transaction Documents by such Principal Seller nor the performance by such Principal Seller of the transactions contemplated hereby and thereby conflicts with, or constitutes a breach of or a default under (i) any law, rule, judgment, order, writ, injunction, or decree of any court currently in effect applicable to such Principal Seller, or (ii) any rule or regulation of any administrative agency or other governmental authority currently in effect applicable to such Principal Seller, or (iii) any agreement, indenture, contract or instrument to which such party is now a party or by which any of the assets of such Principal Seller is bound.

     6.4 CONSENTS. No authorization, consent, approval, license, exemption by, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary in connection with the execution, delivery and performance of this Agreement or any of the Transaction Documents by such Principal Seller.

     6.5 OWNERSHIP OF ARCADIA STOCK. Shareholders are the lawful record and beneficial owners of all of Arcadia Stock shown as owned by Shareholders in
Schedule 5.4, with good and marketable title thereto, free and clear of all liens and encumbrances, claims and other charges thereon of any kind. Such Shareholders have the full legal power to transfer and deliver such Arcadia Stock in accordance with this Agreement, and delivery of such Arcadia Stock to Buyer pursuant hereto will convey good and marketable title thereto, free and clear of all liens and encumbrances, claims and other charges thereon or any kind. The shares of Arcadia Stock indicated on Schedule 5.4 as being owned by the Shareholders constitute all of the issued and outstanding shares of the capital stock of Arcadia. On the Closing Date there shall not be outstanding any warrants, options, or other rights to subscribe for or purchase from Arcadia any shares of capital stock of Arcadia, nor shall there be outstanding any securities convertible into or exchangeable for such shares.


         ARTICLE VII: REPRESENTATIONS AND WARRANTIES OF BUYER AND NEWCO

     Buyer and Newco jointly and severally represent and warrant to Arcadia and the Principal Sellers as follows:

     7.1 ORGANIZATION AND STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     7.2 POWER AND AUTHORITY. Buyer and Newco each have the corporate power and authority to execute, deliver and perform this Agreement, and as of the Closing, Buyer and Newco will have the corporate power and authority to execute and deliver the Transaction Documents required to be delivered by them to the Principal Sellers at the Closing.

     7.3 BINDING AGREEMENT. This Agreement has been duly executed and delivered by Buyer and Newco. This Agreement is, and when executed and delivered by Buyer and Newco at the Closing each of the Transaction Documents executed by Buyer and Newco will be, the legal, valid and binding obligations of Buyer and Newco, enforceable against Buyer and Newco in accordance with their respective terms.

     7.4 ABSENCE OF CONFLICTING AGREEMENTS. Neither the execution or delivery of this Agreement or any of the Transaction Documents by Buyer and Newco nor the performance by the Buyer and Newco of the transactions contemplated hereby and thereby conflicts with, or constitutes a breach of or a default under (i) the formation documents of the Buyer and Newco, or (ii) any law, rule, judgment, order, writ, injunction, or decree of any court currently in effect applicable to Buyer and Newco, provided that the consents set forth in Schedule 7.5 are obtained prior to the Closing, or (iii) any rule or regulation of any administrative agency or other governmental authority currently in effect applicable to Buyer and Newco, or (iv) any agreement, indenture, contract or instrument to which the Buyer or Newco is now a party or by which any of the assets of the Buyer or Newco is bound.

     7.5 CONSENTS. Except as set forth on Schedule 7.5, no authorization, consent, approval, license, exemption by, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary in connection with the execution, delivery and performance of this Agreement or any of the Transaction Documents by Buyer and Newco.

     7.6 SECURITIES AND EXCHANGE COMMISSION FILINGS. Buyer has made available to the Principal Sellers a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Buyer with the Commission on or after January 1, 1996 (the "SEC Documents"), which are all the documents (other than preliminary material) that Buyer was required to file with the SEC on or after January 1, 1996. As of their respective dates, none of the SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statements or omissions of a material fact necessary so as not to render the statements therein misleading, in light of the circumstances under which they were made, and the SEC Documents complied when filed in all material respects with the then applicable requirements of the Securities Act or the Exchange Act, as the case may be. The financial statements of the Buyer included in the SEC Documents complied in all material respects with the then applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, were prepared in accordance with GAAP during the periods involved (except as may have been indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Buyer and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

     7.7 CAPITAL STOCK. Buyer's Form 10-Q filed with the Commission with respect to the fiscal quarter ended March 31, 1997 (the "Form 10-Q"), sets forth a true and complete description of the authorized and outstanding shares of capital stock of Buyer as of such date. All outstanding shares of IHS Stock are validly issued, fully paid and non-assessable and not subject to preemptive rights. Buyer has duly authorized and reserved for issuance the IHS Stock, and, when issued in accordance with the terms of Article III, the IHS Stock will be validly issued, fully paid and nonassessable and free and clear of preemptive rights, liens, encumbrances, claims and other charges thereon.

          ARTICLE VIII: INFORMATION AND RECORDS CONCERNING ARCADIA AND
                                ITS SUBSIDIARIES

     8.1 ACCESS TO INFORMATION AND RECORDS BEFORE CLOSING. Prior to the Closing Date, Buyer may make, or cause to be made, such investigation of Arcadia's (it being understood that, for the purpose of this Article VIII, "Arcadia" shall be deemed to refer collectively to Arcadia and its subsidiaries listed on Schedule 5.23) financial and legal condition as Buyer deems necessary or advisable to familiarize itself with Arcadia and/or matters relating to its history or operations. Arcadia shall permit Buyer and its authorized representatives (including legal counsel and accountants), to have full access to Arcadia's books and records upon reasonable notice and during normal business hours, and Arcadia will furnish, or cause to be furnished, to Buyer such financial and operating data and other information and copies of documents with respect to Arcadia's products, services, operations and assets as Buyer shall from time to time reasonably request. The documents to which Buyer shall have access shall include, but not be limited to, Arcadia's tax returns and related work papers since their inception; and Arcadia shall make, or cause to be made, extracts thereof as Buyer or their representatives may request from time to time to enable Buyer and their representatives to investigate the affairs of Arcadia and the accuracy of the representations and warranties made in this Agreement. Arcadia shall cause its accountants to cooperate with Buyer and to disclose the results of audits relating to Arcadia and to produce the working papers relating thereto. Without limiting any of the foregoing, it is agreed that Buyer will have full access to any and all agreements between and among the previous and current shareholders regarding their ownership of shares or the management or operation of Arcadia.


              ARTICLE IX: OBLIGATIONS OF THE PARTIES UNTIL CLOSING

     9.1 CONDUCT OF BUSINESS PENDING CLOSING. Between the date of this Agreement and the Closing, Arcadia and its subsidiaries shall maintain their existence and shall conduct their businesses in the customary and ordinary course of business consistent with past practice.

     9.2 NEGATIVE COVENANTS OF ARCADIA AND ITS SUBSIDIARIES. Without the prior written approval of Buyer, neither Arcadia nor any of its subsidiaries shall, between the date hereof and the Closing:

       (A) cause or permit to occur any of the events or occurrences described in Section 5.18 (Absence of Certain Events) of this Agreement;

       (B) dissolve, merge or enter into a share exchange with or into any other entity;

       (C) enter into any contract or agreement with any union or other collective bargaining representative representing any employees or affiliates without the prior written consent of Buyer, which consent shall not be unreasonably withheld;

       (D) sell off any Assets other than in the ordinary course of business; or

       (E) make any change to their by-laws or articles of incorporation.

     9.3 AFFIRMATIVE COVENANTS. Between the date hereof and the Closing, Arcadia and each of its subsidiaries shall:

       (A) maintain their businesses in substantially the same state of repair, order and condition as on the date hereof, reasonable wear and tear or loss by casualty excepted;

       (B) maintain in full force and effect all Licenses currently in effect with respect to their businesses unless such License is no longer necessary for the operation of Arcadia and its subsidiaries;

       (C) maintain in full force and effect the insurance policies and binders currently in effect, or the replacements thereof, including without limitation those listed on Schedule 5.16;

       (D) utilize their reasonable efforts to preserve intact the present business organization of Arcadia and its subsidiaries; keep available the services of Arcadia's and its subsidiaries' present employees, affiliates and agents; and maintain Arcadia's and its subsidiaries' relations and goodwill with suppliers, employees, affiliates, affiliated medical personnel and any others having business relating to Arcadia and its subsidiaries;

       (E) maintain all of the books and records in accordance with their past practices;

       (F) comply in all respects with all provisions of the Contracts listed in
Schedule 5.7 and with any other material agreements that Arcadia and its subsidiaries have entered into in the ordinary course of business since the date of this Agreement, and comply in all respects with the provisions of all material laws, rules and regulations applicable to Arcadia's and its subsidiaries' businesses;

       (G) cause to be paid when due, all taxes, assessments and charges or levies imposed upon them or on any of their properties for which they are required to withhold and pay over;

       (H) promptly advise Buyer in writing of the threat or commencement against Arcadia or its subsidiaries or affiliates of any claim, action, suit or proceeding, arbitration or investigation or any other event that would materially adversely affect the operations, properties, assets or prospects of Arcadia or its subsidiaries or affiliates;

       (I) notify the Buyer in writing of any event involving Arcadia or its subsidiaries or affiliates which has had or may be reasonably expected to have a material adverse effect on the business or financial condition of Arcadia or its subsidiaries or affiliates or may involve the loss of contracts with Arcadia's or its subsidiaries' customers; and

       (J) provide monthly financial statements of Arcadia and its subsidiaries within twenty (20) days of the month end prepared in accordance with GAAP and consistent with past practices.

     9.4 PURSUIT OF CONSENTS AND APPROVALS. Prior to the Closing, Buyer shall use its reasonable efforts to obtain all consents and approvals of governmental agencies and all other parties necessary for the lawful consummation of the transactions contemplated hereby and the lawful use, occupancy and enjoyment of Arcadia's and its subsidiaries' businesses by Buyer in accordance herewith ("Required Approvals"). Arcadia and its subsidiaries shall cooperate with and use their reasonable efforts to assist Buyer in obtaining all such approvals.

     9.5 EXCLUSIVITY. Until the earlier of Closing or the termination of this Agreement pursuant to Section 13.1, neither Arcadia nor any Shareholder, nor any of their respective affiliates, shall enter into any agreement, commitment or understanding with respect to, or engage in any discussions or negotiations directly or indirectly with, or encourage or respond to any solicitations from, any other party with respect to the sale, lease or management of any of the Assets, or in respect of the sale of any shares of capital stock in Arcadia.


             ARTICLE X: CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

     Buyer's and Newco's obligations to consummate the Merger are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any one or more of which may be waived by Buyer or Newco in writing. Upon failure of any of the following conditions, Buyer and Newco may terminate this Agreement pursuant to and in accordance with Article XIII herein.

     10.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Arcadia and Principal Sellers made pursuant to this Agreement shall be true and correct in all material respects at and as of the Closing Date, as though such representations and warranties were made at and as of such time except to the extent affected by the transactions herein contemplated.

     10.2 PERFORMANCE OF COVENANTS. Each of the Principal Sellers and Arcadia shall have performed or complied in all material respects with their respective agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

     10.3 DELIVERY OF CLOSING CERTIFICATE. Each of the Principal Sellers and Arcadia shall have executed and delivered to Buyer a certificate of its president, dated the Closing Date, upon which Buyer and Newco may rely, certifying that the conditions contemplated by Sections 10.1 and 10.2 applicable to it have been satisfied.

     10.4 OPINION OF COUNSEL. Each Principal Seller and Arcadia shall have delivered to Buyer and Newco an opinion, dated the Closing Date, of their counsel, in substantially the form attached hereto as Exhibit 10.4.

     10.5 LEGAL MATTERS. No preliminary or permanent injunction or other order (including a temporary restraining order) of any governmental authority which prevents the consummation of the transactions contemplated by this Agreement shall have been issued and remain in effect.

     10.6 AUTHORIZATION DOCUMENTS. Buyer shall have received a certificate of the Secretary or other officer of Arcadia certifying as of the Closing Date a copy of resolutions of the Shareholders and of Arcadia's board of directors authorizing Arcadia's execution and full performance of the Transaction Documents and the incumbency of Arcadia's respective officers.

     10.7 MATERIAL CHANGE. Since the date of the March 31 Balance Sheets there shall not have been any material adverse change in the condition (financial or otherwise) of the assets, properties or operations of Arcadia and its subsidiaries.

     10.8 APPROVALS.

       (A) The consent or approval of all persons necessary for the consummation of the transactions contemplated hereby shall have been granted, including without limitation, the Required Approvals;

       (B) None of the foregoing consents or approvals (i) shall have been conditioned upon the modification, cancellation or termination of any material lease, contract, commitment, agreement, license, easement, right or other authorization with respect to Arcadia's and its subsidiaries' businesses, other than as disclosed or approved hereunder, or (ii) shall impose on the Buyer or Newco any material condition or provision or requirement with respect to Arcadia's and its subsidiaries' businesses or their operation that is more restrictive than or different from the conditions imposed upon such operation prior to Closing.

     10.9 CONSENTS. Buyer shall have received the written consent to assignment for each of the Retained Contracts set forth on Schedule 2.6, where such consent is required by reason of the change of control of Arcadia and its subsidiaries contemplated under this Agreement.

     10.10 ESTIMATED CLOSING DATE BALANCE SHEET. Principal Sellers and Arcadia shall have delivered the Estimated Closing Date Balance Sheet to Buyer.


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



     10.11 REAL PROPERTY CONSENTS. Arcadia and the Principal Sellers shall have used their best efforts to obtain the written consent to assignment of each landlord with whom Arcadia or any of its subsidiaries has a lease of real property which, by its terms, requires consent in the event of a change of control of Arcadia, and the written consent of such landlords shall have been received by the Buyer. Alternatively, Arcadia and Principal Sellers shall have delivered a waiver from each such landlord of any provision contained in any of such leases which would require the landlord's consent upon any change of the voting stock of the tenant. Buyer shall have received notice from the Principal Sellers by the Closing Date, identifying any landlord that has not given any necessary consent as of such date.

     10.12 ARCADIA'S SUBSIDIARIES AND OPTIONS. Each of the subsidiaries of Arcadia as of the Closing Date will be one hundred (100%) percent owned by Arcadia and there shall not be outstanding as of the Closing Date any options, warrants or rights for the purchase of any capital stock of Arcadia or its subsidiaries or any obligations to grant or issue any options, warrants or rights for the purchase of any capital stock of Arcadia or its subsidiaries.

     10.13 BOARD APPROVALS. The Buyer will have received all necessary Board of Director approvals.

     10.14 HART-SCOTT-RODINO. All applicable filings ("H-S-R Filings") shall have been made and all applicable waiting periods shall have expired or been terminated under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the "H-S-R Act").

     10.15 EMPLOYMENT AGREEMENTS. Cameron Hosner, James Bellinson, Gary Dabkowski, Herbert Graebner and Leonard Bellinson shall have terminated their existing employment agreements and any ongoing obligations thereunder. James Bellinson shall have executed and delivered to Buyer his employment agreement and Cathy Sparling shall have executed and delivered to Buyer her amended employment agreement, upon such terms and conditions as shall be mutually acceptable to the parties in the form of Exhibit 10.15 hereto (the "Employment Agreements").

     10.16 REQUIRED TRANSACTIONS. Arcadia shall have consummated the acquisition of two agencies located in Grand Rapids, Michigan and Lansing, Michigan. Also, Arcadia will have transferred to a liquidating trust for the benefit of the Shareholders its joint venture interest in C.R.K. and such liquidating trust shall have assumed all of Arcadia's liabilities in connection with Arcadia's joint venture interest in C.R.K.

     10.17 TERMINATION OF NON-RETAINED AGREEMENTS. All Contracts, other than the Retained Contracts, shall have been terminated, as well as any ongoing obligations thereunder.

     10.18  ESCROW  AGREEMENTS.   The  Principal  Sellers,   on  behalf  of  the
Shareholders, shall have executed and delivered each of the Escrow Agreements in the form of Exhibits 2.3 and 2.4.

     10.19  TERMINATION  OF  CERTAIN  CONTRACTS.   All  plans,   agreements  and
arrangements set forth on Schedule 5.7(b), except the Longevity Award Program, shall have been terminated.

     10.20 GRAYROSE. Grayrose shall be a wholly-owned subsidiary of Arcadia.

     10.21 STOCK CERTIFICATES. Shareholders shall have delivered to Buyer all stock certificates representing Arcadia Stock duly endorsed in blank.

     10.22 DISSENTER'S RIGHTS. All dissenting shares of Arcadia Stock, if any, shall not constitute in the aggregate more than one (1%) percent of the total issued and outstanding shares of Arcadia Stock.

     10.23 CAPTIVE INSURANCE. Shareholders shall have used their best efforts to sell to an A-rated insurance carrier all liabilities and obligations, including but not limited to Incurred But Not Recorded liabilities in connection with worker's compensation claims that are processed through the Captive Insurance. In the event the Shareholders are unable to sell said liabilities in connection with the Capture Insurance to an A-rated insurance carrier by the Closing Date, Shareholders shall increase the Escrow Deposit referenced in Section 2.3 to such amount that is mutually satisfactory to Buyer and Principal Sellers.

     10.24 OTHER DOCUMENTS. The Principal Sellers and Arcadia shall have furnished Buyer and Newco with all other documents, certificates and other instruments required to be furnished to Buyer and Newco by the Principal Sellers and Arcadia pursuant to the terms hereof.


             ARTICLE XI: CONDITIONS PRECEDENT TO PRINCIPAL SELLERS'
                                   OBLIGATIONS

     Principal Sellers' obligation to consummate the Merger is subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any one or more of which may be waived by Principal Sellers in writing. Upon failure of any of the following conditions, Principal Sellers may terminate this Agreement pursuant to and in accordance with Article XIII herein:

     11.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer and Newco in this Agreement shall be true at and as of the Closing Date as though such representations and warranties were made at and as of such time, except to the extent affected by the transactions herein contemplated.

     11.2 PERFORMANCE OF COVENANTS. Buyer and Newco shall have performed or complied with each of its agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

     11.3 DELIVERY OF CLOSING CERTIFICATE. Buyer and Newco shall have delivered to Principal Sellers a certificate of an executive or senior vice president of Buyer and Newco dated the Closing Date upon which Principal Sellers can rely, certifying that the conditions contemplated by Sections 11.1 and 11.2 applicable to it have been satisfied.

     11.4 OPINION OF COUNSEL. Buyer and Newco shall have delivered to Principal Sellers an opinion, dated the Closing Date, of Blass & Driggs, Esqs., counsel for Buyer and Newco, in the form attached as Exhibit 11.4.

     11.5 LEGAL MATTERS. No preliminary or permanent injunction or other order (including a temporary restraining order) of any governmental authority which prevents the consummation of the transactions contemplated by this Agreement shall have been issued and remain in effect.

     11.6 AUTHORIZATION DOCUMENTS. Principal Sellers shall have received a certificate of the Secretary or other officer of Buyer and Newco certifying as of the Closing Date a copy of resolutions of their respective boards of directors authorizing their execution and full performance of the Transaction Documents and the incumbency of their officers.

     11.7 H-S-R FILINGS. The H-S-R Filing shall have been made and all applicable waiting periods shall have expired or been terminated under the H-S-R Act.

     11.8  EMPLOYMENT  AGREEMENTS.   The  Buyer  shall  have  entered  into  the
Employment Agreements with James Bellinson and Cathy Sparling.

     11.9 ESCROW AGREEMENTS. Buyer shall have executed and delivered each of the Escrow Agreements in the form of Exhibits 2.3 and 2.4.

     11.10 OTHER DOCUMENTS. Buyer and Newco shall have furnished Principal Sellers with all documents, certificates and other instruments required to be furnished to Principal Sellers by Buyer and Newco pursuant to the terms hereof.


                    ARTICLE XII: SURVIVAL AND INDEMNIFICATION

     12.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by each party in this Agreement and in each Schedule and Transaction Document shall survive the Closing Date and for a period of one (1) year after the Closing, notwithstanding any investigation at any time made by or on behalf of the other party, provided that the representations and warranties contained in Section 5.25 (Medicare and Medicaid) and Section 5.21 (Tax), shall survive until thirty (30) days after the applicable period of limitations for audits by the applicable Governmental Authority shall have expired, including extensions for any necessary appeals. All representations and warranties related to any claim asserted in writing prior to the expiration of the applicable survival period shall survive (but only with respect to such claim) until such claim shall be resolved and payment in respect thereof, if any is owing, shall be made.

     12.2 INDEMNIFICATION BY SHAREHOLDERS AND/OR PRINCIPAL SELLERS. The Shareholders and/or Principal Sellers (as set forth herein) shall indemnify and defend Buyer and hold it harmless against and with respect to any and all damage, loss, liability, deficiency, cost and expense (including, without limitation, reasonable attorney's fees and expenses) (all of the foregoing hereinafter collectively referred to as "Loss") resulting from:

       (A) any inaccuracy in any representation or certification, or breach of any warranty, made by any of the Principal Sellers or Arcadia pursuant to this Agreement; or

       (B) the breach of any covenant or undertaking by any of the Principal Sellers or Arcadia contained in this Agreement which survives the Closing and is not waived by Buyer at or prior to the Closing; or

       (C) the ownership or operation of Arcadia or its subsidiaries or their business or assets prior to the Closing Date, including, without limitation, (i) any Excess Reimbursement Liabilities (as defined in Section 2.6); (ii) any Taxes resulting from the operation of the businesses of Arcadia or ownership of any of the Assets for any period ending on or before the Closing Date; (iii) any Loss arising out of the noncompliance of Arcadia with COBRA or any like statute; (iv) any Loss arising out of the failure to receive the refund claim within nine (9) months following the Closing Date (the "Nine-Month Period") and/or any recoupment of any part of the refund claim associated with the income tax carry back provision through the period set forth in Section 12.4, below; provided in the event Arcadia receives any part of the refund claim after the Nine-Month Period, Buyer shall reimburse Shareholders for such portion of the refund claim received by Arcadia to the extent Shareholders had indemnified Buyer for any Loss pursuant to this Section 12.2(c)(iv); (v) any Loss arising out of the sale of Arcadia's ownership interest in Arcadia Hospice, Inc. to William Beaumont Hospital; (vi) any Loss arising out of the transfer of Arcadia's joint venture interest in C.R.K. to a liquidating trust for the benefit of the Shareholders;
(vii) any Loss arising out of the Captive Insurance; (viii) any claim of the type that would be covered by a standard liability insurance policy, including, without limitation, professional liability, malpractice, general liability, automobile liability, worker's compensation or employer's liability insurance, arising out of the operation of Arcadia's businesses prior to the Closing Date, including payments of any deductibles applicable to the aforesaid policies, to the extent not covered by any existing insurance policy; and (ix) any and all actions, suits, proceedings, demands, assessments, judgments, settlements (to the extent approved by Arcadia, such approval not to be unreasonably withheld, delayed or conditioned), costs and legal expenses incident to any of the foregoing; but excluding current liabilities and long-term liabilities that are reflected on the Estimated Closing Date Balance Sheet or that otherwise are taken into account in any adjustment to the Merger Consideration under Section 2.2; or

       (D) any prepayment penalty, premium, or other fees which may become payable by Arcadia by reason of the termination by Arcadia after the Closing Date of its factoring lines with NPFII-W, Inc.

     Any claim for indemnification sought against the Shareholders shall be expressly limited to the Escrow Deposit. If the amount of Loss is equal to or less than $1,500,000, Buyer shall first offset such amount from the Escrow Deposit. If the Escrow Deposit is insufficient to cover such Loss, then the Principal Sellers, jointly and severally, will indemnify and hold harmless Buyer for the remaining amount of the Loss subject to the indemnity cap referred to in
Section 12.5.

       (E) To the extent not otherwise satisfied by the General Indemnification Fund, the Principal Sellers will each personally indemnify Buyer for any Loss in an amount up to $200,000 (in an aggregate amount up to $400,000) in connection with the McClain, McWilliams and Brown matters listed on Schedule 5.12 (the "Litigation Matters"). Such indemnification by Principal Sellers pursuant to this Section 12.2(e) shall only apply to Loss arising from punitive damages not otherwise covered by insurance. Furthermore, such indemnification pursuant to this Section 12.2(e) shall not be subject to the indemnity basket and cap referenced in Section 12.5, below. Additionally, Buyer's right to indemnification under this Section 12.2(e) shall survive until thirty (30) days after the applicable statute of limitations for commencing any legal proceedings arising out of the applicable Litigation Matter shall have lapsed. The total aggregate obligations of the Principal Sellers shall not exceed $400,000 pursuant to this Section 12.2(e).

     12.3   INDEMNIFICATION   BY  BUYER.   Buyer  shall   indemnify  and  defend
Shareholders and hold them harmless against and with respect to any and all Loss resulting from:

       (A) any inaccuracy in any representation or certification, or breach of any warranty, made by Buyer pursuant to this Agreement; or

       (B) the breach of any covenant or undertaking by Buyer which survives the Closing and is not waived by Principal Sellers or Arcadia at or prior to the Closing; or

       (C) the ownership or operation of Arcadia or its subsidiaries or their business or assets on or after the Closing Date.

     12.4 ASSERTION OF CLAIMS. Any claims for indemnification under Sections 12.2(a) or 12.3(a) must be asserted by written notice by a date which is no later than one (1) year following the Closing Date, except that any claim based upon a breach of the representations and warranties contained in Section 5.25 (Medicare and Medicaid) or Section 5.21 (Tax) may be asserted until thirty (30) days after the applicable period of limitations for audits by the applicable Governmental Authority shall have expired, including extensions for any necessary appeals.

     12.5 INDEMNITY BASKET AND CAP.  Notwithstanding any other provision of this
Article XII, no claim for indemnification made under Sections 12.2(a) or 12.3(a) shall be made unless and until Buyer or Shareholders/Principal Sellers, as the case may be, have incurred Loss in excess of One Hundred Thousand ($100,000) Dollars in the aggregate, in which case, the party seeking indemnification shall be entitled to assert claims including such initial One Hundred Thousand ($100,000) Dollars. The maximum aggregate liability for any Loss arising from claims for indemnification pursuant to Sections 12.2(a) or 12.3(a) (excluding any Loss arising from fraud, Tax liability, and Excess Reimbursement Liabilities) of the Principal Sellers or Buyer, respectively, for indemnification hereunder shall not exceed an amount equal to Fourteen Million Two Hundred Fifty Thousand ($14,250,000) Dollars.

     12.6 CONTROL OF DEFENSE OF INDEMNIFIABLE CLAIMS. Any party seeking indemnification under this Agreement (an "Indemnitee") shall give each party from whom indemnification is sought (an "Indemnitor") prompt written notice of the claim for which it seeks indemnification. Failure of the Indemnitee to give such prompt notice shall not relieve an Indemnitor of its indemnification obligation, provided that such indemnification obligation shall be reduced by any damages suffered by the Indemnitor resulting from a failure to give prompt notice hereunder. All Indemnitors shall be entitled to participate in the defense of such claim. If at any time the Indemnitor acknowledges in writing that the claim is fully Indemnifiable under this Agreement, it shall have the right to assume total control of the defense of such claim (other than claims in connection with Excess Reimbursement Liabilities or Section 5.25 which it shall not control but be entitled to participate in) at its own expense. If all Indemnitors do not assume total control of the defense of any such claim (or in the case of claims in connection with Excess Reimbursement Liabilities or
Section 5.25), the Indemnitee agrees not to settle such claim without the written consent of all Indemnitors which consent shall not be unreasonably withheld. Nothing contained in this Section 12.6 shall prevent either party from assuming total control of the defense and/or settling any claim against it for which indemnification is not sought under this Agreement.

     12.7 RESTRICTIONS.

       (A) From and after the Closing Date, none of the Principal Sellers shall disclose, directly or indirectly, to any person outside of Buyer's employ without the express authorization of the Buyer, any patient lists, customer lists, pricing strategies, customer files, or patient files and records of Arcadia and its subsidiaries, any proprietary data or trade secrets owned by Arcadia and its subsidiaries or any financial or other information about Arcadia and its subsidiaries not then in the public domain; provided, however, that Principal Sellers shall be permitted to make such disclosures as may be required by law or by a court or governmental authority.

       (B) After the Closing Date, none of the Principal Sellers shall engage or participate in any effort or act to induce any of the customers, physicians, suppliers, associates, employees, affiliates, or independent contractors of Arcadia and its subsidiaries to cease doing business, or their association or employment, with Arcadia and its subsidiaries.

       (C) No Principal Seller shall, for a period of five (5) years after the Closing Date, directly, or indirectly, for or on behalf of himself or herself or any other person, firm, entity or other enterprise, be employed by, be a director or manager of, act as a consultant for, be a partner in, have a proprietary interest in, give advice to, loan money to or otherwise associate with, in a business fashion, any person, enterprise, partnership, association, corporation, joint venture or other entity which is directly or indirectly in the business of owning, operating or managing any entity of any type, licensed or unlicensed, which is engaged in or provides home health care and medical, clerical and light industrial staffing services or in any way competes with Arcadia or its subsidiaries anywhere within the counties where Arcadia or its subsidiaries currently operate.

       (D) The Principal Sellers acknowledge that the restrictions contained in this Section 12.7 are reasonable and necessary to protect the legitimate business interests of Buyer and that any violation thereof by any of them would result in irreparable harm to Buyer. Accordingly, Principal Sellers agree that upon the violation by any of them of any of the restrictions contained in this
Section 12.7, Buyer shall be entitled to obtain from any court of competent jurisdiction a preliminary and permanent injunction as well as any other relief provided at law or equity, under this Agreement or otherwise. In the event any of the foregoing restrictions are adjudged unreasonable in any proceeding, then the parties agree that the period of time or the scope of such restrictions (or both) shall be adjusted in such a manner or for such a time (or both) as is adjudged to be reasonable.

     Notwithstanding the foregoing, for purposes of this Section 12.7, any advertisement prepared for and disseminated to the public in general, which advertises the services of the Principal Sellers not otherwise in violation of this Section 12.7 or advertises the need for services to be supplied to the Principal Sellers, shall not be deemed to be an inducement or solicitation with respect to any such patients, physicians, suppliers, employees, affiliates or independent contractors.

     12.8 RECORDS. On the Closing Date, Principal Sellers and Arcadia shall deliver, or cause to be delivered, to Buyer all records and files not then in Buyer's possession relating to the operations of Arcadia and its subsidiaries.

     12.9 BUYER'S AFFIRMATIVE COVENANTS.

       (A) Buyer agrees to pay an amount up to $100,000 (which amount will be accrued for on the Estimated Closing Date Balance Sheet) for attorney's fees, costs and expenses in connection with the Arizona Litigation.

       (B) Buyer agrees to retain Steven Graebner in its employ for a minimum period of one (1) year following the Closing Date at his current salary level.

     12.10 DISSENTERS' RIGHTS. In the event that any holder of Arcadia Stock asserts dissenter's rights with respect to the Merger under the Michigan Business Corporation Act, the Shareholders, jointly and severally, shall indemnify and hold harmless Buyer from and against (i) any amount which becomes payable to such holder by Arcadia in satisfaction of such dissenter rights, to the extent that such amount exceeds the Merger Consideration that would have been payable to such holder had such holder not exercised his or her dissenter's rights, and (ii) any costs or expenses, including reasonable attorneys fees, incurred by Arcadia in investigating or litigating such dissenters' rights; provided, however, that as a condition to the recovery of attorneys fees and expenses, Buyer shall provide prompt notice to the Principal Sellers of any exercise of dissenters' rights and will permit Shareholders a reasonable opportunity to select and direct counsel for Arcadia in respect of the investigation and litigation of such rights. The provisions of Section 12.5 shall not apply to any claim for indemnification under this Section 12.10.

     12.11 SPECIAL PROVISIONS WITH REGARD TO INDEMNIFICATION OF REPRESENTATIONS AND WARRANTIES. Buyer hereby acknowledges that in connection with the indemnification by the Principal Sellers of representations and warranties contained in this Agreement, that their ability to provide such indemnification is dependent in part upon the availability of the books and records maintained by Arcadia up and through the Closing Date. It is therefore a condition to the indemnification obligations of the Principal Sellers with respect to representations and warranties contained herein, that Buyer preserve and make available through the entire indemnification period, all records maintained by Arcadia up to the Closing Date. In addition, it is hereby acknowledged that certain Medicare and Medicaid cost reports for the year ended June 30, 1997, and for the stub period from June 30, 1997 through the Closing Date will be prepared and filed subsequent to the Closing Date (the "Cost Reports"). The indemnification obligations of the Principal Sellers pursuant to this Agreement necessarily include matters set forth in the Cost Reports. Buyer hereby agrees that it is necessary and appropriate that the Principal Sellers be permitted to examine and provide consultation on the Cost Reports in a timely manner prior to the time they are submitted to the respective agencies. It is therefore agreed that as a condition to providing indemnification to Buyer for the period covered by the Cost Reports, that the Principal Sellers consent to the contents of the Cost Reports which consent will not be unreasonably withheld or delayed.


                            ARTICLE XIII: TERMINATION

     13.1 TERMINATION. This Agreement may be terminated at any time at or prior to the Closing by:

       (A) Buyer or Newco, if any condition precedent to Buyer's or Newco's obligations hereunder, including without limitation those conditions set forth in Article X hereof, have not been satisfied by the Closing Date or pursuant to
Section 14.1 if any portion of the Assets is damaged or destroyed as a result of fire, other casualty or for any reason whatsoever;

       (B) Principal Sellers, if any condition precedent to the obligations of any Principal Seller or Arcadia hereunder, including without limitation those conditions set forth in Article XI hereof, have not been satisfied by the Closing Date; or

       (C) the mutual consent of Buyer, Newco and Principal Sellers.

     13.2 EFFECT OF TERMINATION. If a party terminates this Agreement because one of its conditions precedent has not been fulfilled, or if this Agreement is terminated by mutual consent, or if it is terminated pursuant to Section 14.1, this Agreement shall become null and void without any liability of any party to the other; provided, however, that if such termination is by reason of the breach by any party of any of its representations, warranties or obligations under this Agreement, the other party shall be entitled to be indemnified for any Losses incurred by it by reason thereof in accordance with Article XII hereof (and for such purposes such Article XII shall survive the termination of this Agreement). Further, nothing in this Section 13.2 shall affect Buyer's right to specific performance of the obligations of Arcadia and Principal Sellers at Closing hereunder.

                       ARTICLE XIV: CASUALTY, RISK OF LOSS

     14.1 CASUALTY, RISK OF LOSS. Arcadia and Principal Sellers shall bear the risk of all loss or damage to any of the Assets from all causes which occur prior to the Closing. If at any time prior to the Closing any portion of the Assets is damaged or destroyed as a result of fire, other casualty or for any reason whatsoever, Arcadia and Principal Sellers shall immediately give notice thereof to Buyer. Buyer shall have the right, in its sole and absolute discretion, within ten (10) days of receipt of such notice, to (1) elect not to proceed with the Closing and terminate this Agreement, or (2) proceed to Closing and consummate the transactions contemplated hereby and receive any and all insurance proceeds received or receivable by any Principal Seller or Arcadia on account of any such casualty. Nothing contained in this Section 14.1 shall limit or adversely affect the right of Buyer to receive indemnification for any Losses incurred by either of them by reason of any breach by any Principal Seller or Arcadia of any representation, warranty or obligation under this Agreement in accordance with Section 12.2 hereof (and for such purposes such Section 12.2 shall survive the termination of this Agreement).


                            ARTICLE XV: MISCELLANEOUS

     15.1 COSTS AND EXPENSES. Except for Buyer bearing all of the fees for the H-S-R Filings and as expressly otherwise provided in this Agreement, Buyer, Newco and Principal Sellers shall bear their own costs and expenses in connection with this Agreement and the transactions contemplated hereby; provided, however, that no such costs and expenses shall be charged to Arcadia and its subsidiaries.

     15.2 PERFORMANCE. In the event of a breach by any party of its obligations hereunder, the other party shall have the right, in addition to any other remedies which may be available, to obtain specific performance of the terms of this Agreement, and the breaching party hereby waives the defense that there may be an adequate remedy at law. Should any party default in its performance, or other remedy, the prevailing party shall be entitled to its reasonable attorneys' fees.

     15.3 BENEFIT AND ASSIGNMENT. This Agreement binds and inures to the benefit of each party hereto and its successors and proper assigns. Buyer and Newco may not assign their interests under this Agreement to any other person or entity without the prior written consent of Principal Sellers; provided, however, that Buyer and Newco may assign their rights, duties and obligations hereunder to one or more subsidiaries or affiliates of Buyer; and further provided that in the instance of such assignment Buyer shall guaranty the performance of its assignee hereunder.

     15.4 EFFECT AND CONSTRUCTION OF THIS AGREEMENT. This Agreement and the Exhibits and Schedules hereto embody the entire agreement and understanding of the parties and supersede any and all prior agreements, arrangements and understandings relating to matters provided for herein. The captions used herein are for convenience only and shall not control or affect the meaning or construction of the provisions of this Agreement. This Agreement may be executed in one or more counterparts, and all such counterparts shall constitute one and the same instrument.

     15.5 COOPERATION - FURTHER ASSISTANCE. From time to time, as and when reasonably requested by any party hereto after the Closing, the other parties will (at the expense of the requesting party) execute and deliver, or cause to be executed and delivered, all such documents, instruments and consents and will use reasonable efforts to take all such action as may be reasonably requested or necessary to carry out the intent and purposes of this Agreement, and to vest in Buyer good title to, possession of and control of all of the Assets.

     15.6 NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed to be properly given or made when personally delivered to the party or parties entitled to receive the notice or within five
(5) days when sent by certified or registered mail, postage prepaid, or on the next business day if sent for next day delivery by a nationally recognized overnight courier, in either case, properly addressed to the party or parties entitled to receive such notice at the address stated below:

If to Arcadia:                   Herbert Graebner
                                 33 Boulder Lane
                                 Bloomfield Hills, MI 48304

                                 Leonard Bellinson
                                 7403 Via De Fortuna
                                 Carlsbad, CA 92009

If to the Principal Sellers
and the Committee:               Herbert Graebner
                                 33 Boulder Lane
                                 Bloomfield Hills, MI 48304

                                 Leonard Bellinson
                                 7403 Via De Fortuna
                                 Carlsbad, CA 92009

with a copy to:                  Lawrence S. Jackier, Esq.
                                 Michael J. Eizelman, Esq.
                                 Jackier, Gould, Bean, Upfal, Eizelman & Goldman
                                 1533 North Woodward Avenue, Suite 250
                                 Bloomfield Hills, MI 48304

If to Newco:                     Integrated AG Acquisition, Inc.
                                 10065 Red Run Boulevard
                                 Owings Mills, MD 21117
                                 Attn:   Brian K. Davidson
                                         Elizabeth B. Kelly
                                 cc:     Marshall A. Elkins, General Counsel

If to the Buyer:                 Integrated Health Services, Inc.
                                 10065 Red Run Boulevard
                                 Owings Mills, MD 21117
                                 Attn:    Brian K. Davidson
                                          Elizabeth B. Kelly
                                 cc:      Marshall A. Elkins, General Counsel

with a copy to:                  Michael S. Blass, Esq.
                                 Blass & Driggs, Esqs.
                                 461 Fifth Avenue, 19th Floor
                                 New York, NY 10017

     15.7 WAIVER, DISCHARGE, ETC. This Agreement shall not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing executed by or on behalf of each of the parties hereto by their duly authorized officer or representative. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

     15.8 RIGHTS OF PERSONS NOT PARTIES. Nothing contained in this Agreement shall be deemed to create rights in persons not parties hereto, other than the successors and proper assigns of the parties hereto.

     15.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, disregarding any rules relating to the choice or conflict of laws.


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



     15.10 AMENDMENTS, SUPPLEMENTS, ETC. At any time before or after the execution and delivery of this Agreement by the parties hereto, this Agreement may be amended or supplemented by additional agreements, articles or certificates, as may be mutually determined by the parties to be necessary, appropriate or desirable to further the purposes of this Agreement, to clarify the intention of the parties, or to add to or to modify the covenants, terms or conditions hereof or thereof. The parties hereto shall make such technical changes to this Agreement, not inconsistent with the purposes hereof, as may be required to effect or facilitate any governmental approval or acceptance of this Agreement or to effect or facilitate any filing or recording required for the consummation of any portion of the transactions contemplated hereby. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

     15.11 SEVERABILITY. Any provision, or distinguishable portion of any provision, of this Agreement which is determined in any judicial or administrative proceeding to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. It is the intention of the parties that if any provision of Section 12.7 shall be determined to be overly broad in any respect, then it should be enforceable to the maximum extent permissible under the law. To the extent permitted by applicable law, the parties waive any provision of law which renders a provision hereof prohibited or unenforceable in any respect.

     15.12 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument.

     15.13 ARBITRATION. Any dispute or controversy between any of the parties hereto pertaining to the performance or interpretation of this Agreement shall be settled by binding arbitration pursuant to the rules of the American Arbitration Association. The cost of such proceeding shall be shared equally by all parties thereto, and each such party shall bear its own costs incurred as a result of its participation in any such arbitration.

     15.14 PUBLIC ANNOUNCEMENTS. Following the execution of this Agreement, any general public announcements or similar media publicity with respect to this Agreement or the transactions contemplated herein shall be at such time and in such manner as Buyer shall determine; provided that nothing herein shall prevent either party, upon as much prior notice as shall be possible under the circumstances to the other, from making such written announcements as such party's counsel may consider advisable in order to satisfy the party's legal and contractual obligations in such regard.


                       [SIGNATURES ON THE FOLLOWING PAGE]


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


                  IN WITNESS WHEREOF, each of the parties hereto and in the capacity indicated below has executed this Agreement as of the day and year first above written.

                                            ARCADIA:
WITNESS:                                    ARCADIA SERVICES, INC.


By:/s/                                      By:/s/
   ----------------------------                ---------------------------------
                                                     James Bellinson
                                            Its:     President

WITNESS:                                    PRINCIPAL SELLERS:


By:/s/                                         /s/
   -------------------------                ------------------------------------

                                            Herbert Graebner

WITNESS:


By:/s/                                         /s/
   -------------------------                ------------------------------------
                                            Leonard Bellinson

WITNESS:                                    COMMITTEE
                                            (on behalf of Shareholders):


By:/s/                                         /s/
   -------------------------                ------------------------------------
                                            Herbert Graebner

WITNESS:


By:/s/                                         /s/
   -------------------------                ------------------------------------
                                            Leonard Bellinson

                                            BUYER:
                                            INTEGRATED HEALTH SERVICES, INC.


                                            By:/s/
                                               ---------------------------------

                                            Executive Vice President
                                            Corporate Development

                                            NEWCO:
                                            INTEGRATED AG ACQUISITION, INC.

                                            By:/s/
                                               ---------------------------------
                                            Executive Vice President


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